                                                              EXHIBIT 10(hh)(ii)

                        CHILLED WATER SERVICE AGREEMENT

                          Dated as of December 10, 1999

                                     Between

                      e.three Custom Energy Solutions, LLC

                                       and

                           Fitzgeralds Las Vegas, Inc.
                               301 Fremont Street
                               Las Vegas, NV 89101

                      E.THREE CUSTOM ENERGY SOLUTIONS, LLC

                   CHILLED WATER SERVICE AGREEMENT COVER PAGE

This Cover Page is attached to and made a part of that certain Chilled Water Service Agreement dated December 10, 1999 by and between the customer identified below and e.three Custom Energy Solutions, LLC, a Nevada limited-liability company.

CUSTOMER:                            Fitzgeralds Las Vegas, Inc., a Nevada
                                     Corporation
CUSTOMER'S INTEREST
IN PREMISES:                         Fee Owner

ADDRESS OF PREMISES:                 301 Fremont Street, Las Vegas, NV 89101

PROJECTED COMMENCEMENT DATE:         August 1, 2000

DURATION OF INITIAL TERM:            20 Years

CONTRACT CAPACITY:                   500 Tons of chilled water Capacity

ESTIMATED TOTAL USAGE:               1,284,000 Ton-Hours

INITIAL CONTRACT CAPACITY
CHARGE: $[10,583.33] per month. This charge shall be adjusted from time to time in accordance with the terms of the Chilled Water Service Agreement.

INITIAL CONSUMPTION CHARGE:          S[0.131] per Ton-Hour of chilled
                                     water service. This charge shall be
                                     adjusted from time to time in accordance with the terms of the Chilled Water Service
                                     Agreement.

CONTRACT FACILITY CHARGE:            $[1,808.58] per month. This charge
                                     shall be fixed over the first ten (10) year period of the initial twenty (20) year term of the Chilled Water Service Agreement and terminate at the conclusion of the first ten (10) years.



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NOTICES:                             All notices and other communications shall
                                     be addressed as follows:

                                     If to Supplier to:

                                     e.three Custom Energy Solutions, LLC
                                     5450 W. Sahara Avenue, Suite 200,
                                     Las Vegas, NV 89146
                                     Attn: Executive Director - Sales

                                     If to Customer to:

                                     Fitzgeralds Las Vegas, Inc.
                                     301 Fremont Street
                                     Las Vegas, NV 89101
                                     Attn: Director of Finance

This Cover Page is an integral part of the Chilled Water Service Agreement and its terms are incorporated into such Agreement by reference.

                               TABLE OF CONTENTS

     Chilled Water Service Agreement ........................................................2

  2. Term ...................................................................................3

     2.1 Commencement Date ..............,...................................................3
     2.2 Initial Term .......................................................................3

  3. Charges and Adjustments ................................................................3

     3.1 Monthly Contract Capacity Charge ...................................................3
     3.2 Consumption Charge, ................................................................3
     3.3 Facility Charge ....................................................................3
     3.4 Adjustments ........................................................................4
          3.4.1 Contract Capacity Charge ....................................................4
          3.4.2 Consumption Charge ..........................................................5
          3.4.3 Facility Charge .............................................................5
     3.5 Effects of Changes of Law ..........................................................5
     3.6 Post-Filing Payment Obligations ....................................................6

  4. Payment Terms ..........................................................................6
     4.1 Invoices ...........................................................................6
     4.2  Default Rate Interest .............................................................6

  5. Installation Maintenance and Ownership of Energy Transfer Station, Connection Equipment
     and Customer Cooling Equipment .........................................................7
     5.1 Installation of  Equipment .........................................................7
     5.2 Location of Equipment ..............................................................7

     5.3 Maintenance of Energy Transfer Station..............................................7
     5.4 Connection Equipment; Customer Cooling Equipment ...................................7

  6. Removal of Refrigerants and Existing Chiller Equipment .................................7
     6.1 Refrigerants .......................................................................7
     6.2 Existing Chiller Equipment..........................................................8
     6.3 Removal of Refrigerants and Existing Chiller Equipment .............................8
     6.4 Title ..............................................................................8
     6.5 New Equipment ......................................................................8

  7. Rights of Access .......................................................................8
     7.1 Generally ..........................................................................8
     7.2 Protection of Energy Transfer Station ..............................................8

  8. Insurance Requirements .................................................................9

  9. Events of Default ......................................................................9
     9.1 Supplier Default ...................................................................9
          9.1.1 Performance Failures and Service Default.....................................9
          9.1.2 Supplier Default ............................................................10
     9.2 Customer Default ...................................................................10
          9.2.1 Failure to Pay ..............................................................10
          9.2.2 Failure to Perform Other Obligation..........................................10

 10. Planned Maintenance; Other Service Interruptions........................................11
     10.1 Planned Maintenance................................................................11
     10.2 Other Interruptions................................................................11

 11. Force Majeure Events....................................................................11



                                              (ii)

 12. Remedies Following Default..............................................................12
     12.1 Customer's Remedies upon Occurrence of a Performance Failure Default ..............12
     12.2 Customer's Remedies upon Occurrence of a Supplier Default..........................12
          12.2.1 Abatement ..................................................................12
          12.2.2 Termination ................................................................12
          12.2.3 Other Rights and Remedies...................................................13
     12.3 Supplier's Remedies upon Customer Default .........................................13
          12.3.1 Discontinue of Performance..................................................13
          12.3.2 Termination ................................................................13
          12.3.3 Other Rights and Remedies...................................................13
     12.4 No Consequential Damages...........................................................13

 13. Effect of Termination of Agreement......................................................14
     13.1 Payment; No Further Obligations....................................................14
     13.2 Disconnection .....................................................................14

 14. Indemnification ........................................................................14
     14.1 Indemnification by Supplier .......................................................14
     14.2 Indemnification by Customer .......................................................14
     14.3 Notice of Claims ..................................................................15
     14.4 Amount of Claims ..................................................................15
     14.5 Defense of Action .................................................................15
     14.6 Survival of Provisions ............................................................15

 15. Miscellaneous Provisions ...............................................................16

     15.1 Notices ...........................................................................16
     15.2 Assumption of Obligations Change in Ownership .....................................16
     15.3 Memorandum of Agreement Informational Financing Statement .........................17
     15.4 Landlord Consent Agreement.........................................................17



                                             (iii)

     15.5 Confidential Information...........................................................17
     15.6 Successors and Assigns.............................................................18
     15.7 Entire Agreement ..................................................................18
     15.8 Amendments to Agreement ...........................................................18
     15.9 Waivers; Approvals ................................................................18
     15.10 Partial Invalidity ...............................................................18
     15.11 Executions in Counterparts .......................................................19
     15.12 Governing Law ....................................................................19
     15.13 No Third Party Rights ............................................................19
     15.14 Dispute Resolutions ..............................................................19



                                      (iv)

                                LIST OF EXHIBITS

Exhibit A         -       Legal Description of Premises
Exhibit B         -       Insurance Requirements
Exhibit C         -       Description of Existing Chiller Equipment
Exhibit D         -       Installation, Operation and Maintenance Specifications
Exhibit E         -       Form of Memorandum of Agreement
                          Rider Regarding Renewal Term
                          Rider Regarding Miscellaneous Issues



                                      (v)

                         CHILLED WATER SERVICE AGREEMENT

        THIS CHILLED WATER SERVICE AGREEMENT is dated as of December 10, 1999, by and between e.three CUSTOM ENERGY SOLUTIONS, LLC, a Nevada limited-liability company (the "Supplier"), and the customer (the "Customer") identified on the Cover Page (this and all other capitalized terms used in this Agreement shall have the meanings ascribed to those terms in Appendix A attached to this Agreement).

                                    RECITALS:

        A. Customer possesses an interest in the Premises, which interest is described more fully on the Cover Page.

        B. Customer desires to purchase from Supplier, and Supplier desires to provide to Customer, chilled water service, at the delivery point, chilled water to meet the customers chilled water needs in the Premises, on the terms and subject to the conditions set forth in this Agreement.

        C. Customer has acknowledged the possibility that it will file a Chapter 11 Petition during the Initial Term.

        D. Customer has fully evaluated the benefits it would continue to derive under this Agreement after filing a Chapter 11 Petition, and has determined that it would be in the best interest of Customer to assume this Agreement under Section 365(a) during the administration of its Reorganization case.

        E. Customer and Supplier consider this Agreement and Lease Agreement to be integral components of the overall contractual relationship between them, and neither Customer nor Supplier would be willing to enter into this Agreement without also entering into the Lease Agreements and having both agreements assumed by Customer under Section 365(a) during the administration of its Reorganization Case.

        F. Customer and Supplier are entering into the Agreement based on Customer's agreement to assume the Lease Agreement, as well as this Agreement, in a timely manner under Section 365(a) during the administration of its reorganization Case.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Supplier and Customer agree as follows:

        1A. The Customer agrees that it will purchase all of its future chilled water requirements for the Premises from the Supplier and shall provide the Supplier with not less than thirty (30) days prior written notice of any expansion of the Premises or the construction of new Premises, structures or other facilities owned, leased or operated by the Customer that will require additional chilled water services. In the event that any additional Customer requirement for chilled water requires modification, expansion or improvements to the Facility, taking into account all obligations of Supplier to provided chilled water, Supplier, in Supplier's sole and absolute discretion, may reject Customer's request for additional chilled water service and this Agreement, as amended from time to time, shall continue in full force.

        1B. Chilled Water Service. Supplier agrees to supply Customer with chilled water service up to the Contract Capacity. The specifications for such service, including the temperature are set forth in the Installation, Operation and Maintenance ("IOM") Specifications on Exhibit D. The chilled water provided to Customer pursuant to this Agreement shall be used by Customer exclusively to reduce the ambient temperature within the Premises. Customer shall be responsible for and control the temperature levels of all space within the Premises as set forth on Exhibit D.

        2. Term.

                2.1 Commencement Date. The Commencement Date shall be the date on which Supplier is ready and able to begin supplying Customer with the chilled water service in accordance with the terms of this Agreement, provided that such date shall not be later than the Projected Commencement Date unless otherwise agreed by Supplier and Customer. If the Commencement Date fails to occur by September 1, 2000 for any reason other than the occurrence of a Force Majeure Event or a delay caused by Customer, then Customer may terminate this Agreement upon not less than five days prior written notice to Supplier given at any time thereafter and prior to the earlier of the Commencement Date or the 60th day following the Projected Commencement Date; however, such failure shall not constitute a Supplier Default and Customer's sole remedy as a result of such failure shall be the termination of this Agreement as aforesaid.

                2.2 Initial Term. The Initial Term of this Agreement commences on Commencement Date and continues for the period specified on the Cover Page, unless terminated earlier pursuant to the terms of this Agreement.

        3. Charges and Adjustments.

                3.1 Monthly Contract Capacity Charge. Customer shall pay to Supplier monthly during the term of this Agreement the Contract Capacity Charge for Supplier's undertaking to supply chilled water service up to the Contract Capacity.

                3.2 Consumption Charge. Customer shall pay to Supplier the monthly Consumption Charge for chilled water service actually consumed by Customer during such month.

                3.3 Facility Charge. Customer shall pay to Supplier the monthly Facility Charge for connection to the Facility used by the Supplier to provide chilled water service to the Customer for the first ten (10) years of the Initial Term, after which time the Facility Charge is



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no longer due.

        3.4 Adjustments.

                3.4.1 Contract Capacity Charge. On each annual anniversary of the Commencement Date, the Contract Capacity Charge shall be increased to the sum of the following:

                (i)     the initial Contract Capacity Charge, plus

                (ii) the product of (A) the initial Contract Capacity Charge, multiplied by (B) the percentage increase, if any, in the Consumer Price Index from the calendar month immediately preceding the month in which the Commencement Date occurs to the calendar month immediately preceding the month in which the adjustment to the Contract Capacity Charge is to occur, but in no event to exceed three percent (3%) per annum.

                (iii) If during any one-hour period during the term of this Agreement, the Customer's requirement for chilled water exceeds the Contract Capacity then in effect, then for the next 3 (three) months the Contract Capacity and Contract Capacity Charge shall be adjusted to an amount equal to the Customer's peak use ("Temporary Demand Adjustment"). At the expiration of such three (3) month period, and provided that Customer's peak use has not exceeded the Contract Capacity at any time during such three (3) month period, the Temporary Demand Adjustment shall expire and the Customer's Contract Capacity and Contract Capacity Charge shall revert to the amounts in effect immediately prior to the Temporary Demand Adjustment, subject, however, to continuing adjustments pursuant to this Agreement. In the event that the Customer's actual capacity requirement exceed Contract Capacity more than three (3) times within twelve consecutive calendar month, the Contract Capacity and Contract Capacity Charge shall be adjusted to the highest actual capacity requirement within the preceding twelve calendar months.

        The foregoing adjustment shall in no event result in a decrease in the Contract Capacity Charge in any year. The Contract Capacity Charge, if adjusted as aforesaid, shall remain unchanged until it is adjusted again pursuant to the terms of this Section or Section 3.4 below.



                                      -4-
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                3.6 Post-Filing-Payment Obligations. Any payment obligations which Customer incurs under this Agreement during the pendency of a Reorganization Case shall be deemed administrative expenses under
        Section 503(b)(1) in such Reorganization Case.

        4. Payment Terms.

                4.1 Invoices. Beginning on the Commencement Date, Supplier shall deliver to Customer monthly invoices reflecting all amounts then owing by Customer. The Contract Capacity Charge and the Facility Charge shall be prorated for partial first and last months within the term of this Agreement and shall be due and payable each month in advance. The Consumption Charge shall be due and payable each month in arrears. Payment shall be due in full, on or before the 30th day following the date of each invoice. Customer shall not be permitted to setoff any amounts owing by Customer to Supplier against any amounts owing by or claimed to be owing by Supplier to Customer or otherwise reduce any amounts owing by Customer to Supplier; provided, however, that if Customer provides Supplier with written notice of its good faith belief that a Consumption Charge set forth on an invoice from Supplier is incorrect within fifteen (15) days after receipt of such invoice, then Customer may withhold the payment of the disputed portion of such Consumption Charge; provided, however, that at no time may Customer withhold payment of Consumption Charges exceeding $5,000 in the aggregate, nor may Customer withhold payment of any amounts that are not in dispute. Notwithstanding the foregoing, as long as Customer is the landlord under that certain Lease dated as of December 10, 1999 between Customer, as landlord, and Supplier, as tenant and its permitted assignees (as amended, restated, modified or supplemented and in effect from time to time, the "Lease"), Customer may offset any amounts due hereunder in satisfaction of any "Rent" (as defined in the Lease) which is due under the Lease. If Customer fails to pay any portion of the Consumption Charges pursuant to the terms of the penultimate preceding sentence, the parties shall proceed to resolve such dispute pursuant to
        Section 15.14, and no Customer Default shall be deemed to exist because of such failure of payment during such period. Upon resolution of such dispute pursuant to Section 15.14, Customer shall promptly (and in any event within fifteen (15) days following the resolution of such dispute), pay any amount determined to be owing to Supplier in respect of such dispute. In the event that resolution of such dispute establishes that Supplier owes any additional amount to Customer beyond the amount which has been withheld pending resolution of such dispute, Supplier shall promptly (and in any event within fifteen (15) days following the resolution of such dispute) pay such amount to Customer.

                4.2 Default Rate Interest. (i) Any amounts owing by Customer to Supplier pursuant to the terms of this Agreement and not paid when due (or, if applicable pursuant to resolution of a dispute as provided in Section 4.1 and 15.14, within five Business (5) days after resolution of such dispute) shall thereafter bear interest until paid at a rate equal to the lesser of one and one-half percent (1.5%) per month or the highest rate permitted by law, whichever is less, and such interest shall be due and payable upon receipt of Supplier's invoice. Payment of such interest is not Supplier's sole remedy for the failure of Customer to make timely payments under this Agreement. All such interest shall be calculated using a year of 365 or 366 days (as applicable) and actual days elapsed.

                (ii) Any amounts owing by Supplier to Customer pursuant to the terms of the final sentence of Section 4.1 and not paid within five Business (5) days after resolution of the applicable dispute shall thereafter bear interest until paid at a rate equal to the lesser of one and one-half percent (1.5%) per month or the highest rate permitted by law, whichever is less, and such interest shall be due and payable upon receipt of Customer's invoice. All such interest shall be calculated using a year of 365 or 366 days (as applicable) and actual days elapsed.

         5. Installation, Maintenance and Ownership of Energy Transfer Station, Connection Equipment and Customer Cooling Equipment.

                5.1 Installation of Equipment. Supplier shall install the Equipment in accordance with the IOM Specifications. Customer shall cooperate with Supplier to the extent necessary to facilitate the installation of the Equipment in a timely, safe and efficient manner. The Energy Transfer Station shall remain the personal property of Supplier and shall not be deemed a fixture of the Premises.

                5.2 Location of Equipment. Customer shall provide a safe and secure space within the Premises that is reasonable and appropriate for the installation, inspection, testing, servicing, maintenance, operation, replacement and removal of the Equipment, which space shall include the location(s) described in the IOM Specifications and be satisfactory to Supplier.

                5.3 Maintenance of Energy Transfer Station. Supplier shall maintain the Energy Transfer Station during the term of this Agreement, at Supplier's sole cost and expense, in accordance with IOM Specifications, provided that if the Energy Transfer Station is damaged or destroyed as a result of the acts of Customer or its agents, employees, tenants, customers, contractors or other Persons for whom Customer is responsible, then Customer shall be liable for the cost of the required repair or replacement.

                5.4 Connection Equipment; Customer Cooling Equipment. Customer shall maintain the Connection Equipment and the Customer Cooling Equipment during the term of this Agreement, at Customer's sole cost and expense, unless Customer has executed a separate agreement with Supplier to provide such maintenance.

        6. Removal of Refrigerants and Existing Chiller Equipment

                6.1 Refrigerants. If Customer requests Supplier to remove the Refrigerants from the Premises, and if Supplier notifies Customer in writing that it has agreed to do so, Supplier shall remove said Refrigerants within 90 days after the date of Supplier's notice, at no cost to Customer.

                6.2 Existing Chiller Equipment. If Customer requests Supplier to remove the Existing Chiller Equipment from the Premises, and if Supplier notifies Customer in writing that it has agreed to do so, Supplier shall remove the Existing Chiller Equipment from Premises within 180 days after the date of Supplier's notice, at no cost to Customer.

                6.3 Removal of Refrigerants and Existing Chiller Equipment. If Supplier is not requested by Customer to remove the Refrigerants and Existing Chiller Equipment pursuant to Sections 6.1 and 6.2 above, or if Supplier has been requested to remove the same but does not elect to do so, then Customer shall be required to remove the Refrigerants and the Existing Chiller Equipment from the Premises on or before the First anniversary of the Commencement Date. Customer hereby agrees that if chilled water service is being provided by Supplier in accordance with the terms of this Agreement, Customer shall not use the Existing Chiller Equipment (prior to its removal) to provide cooling service for the Premises without Supplier's prior written consent.

                6.4 Title. Customer hereby covenants that upon Supplier's removal of the Refrigerants and/or Existing Chiller Equipment pursuant to Sections 6.1 and 6.2, title to the Refrigerants and/or Existing Chiller Equipment shall pass to Supplier free and clear of all rights of and liens and other claims by Customer and other third parties, and Supplier shall be entitled to retain all proceeds received upon the disposition of such Refrigerants and/or Existing Chiller Equipment.

                6.5 New Equipment. Within fourteen (14) days after the Effective Date of the Lease, Supplier shall at Supplier's sole cost and expense procure a new Lockinvar Boiler (the "Boiler") for Customer. Customer shall be responsible for ordering and installing the Boiler and Customer shall be the owner of the Boiler.

        7. Rights of Access.

                7.1 Generally. Commencing on the date of this Agreement, Supplier and its employees, agents, contractors and representatives shall have a non-exclusive right of access to and through the Premises at all times to the extent reasonably necessary for the convenient and efficient exercise and performance of Supplier's rights, duties and obligations under this Agreement, including the installation, testing, maintenance, operation, repair, replacement and removal of the Equipment and maintenance and operation of the Customer's Existing Chiller Equipment. Supplier agrees to coordinate such activities with Customer so as to minimize disruption to Customer's business to the extent reasonably practicable.

                7.2 Protection of Energy Transfer Station. Neither Customer nor its agents, employees. tenants, customers, contractors or other Persons under its control shall authorize or permit any Person (other than a duly authorized employee or agent of Supplier) to operate, maintain, alter or otherwise have access to the Energy Transfer Station, any component of the Energy Transfer Station or other property of Supplier located on or in the Premises, or to break or replace any seal or lock of Supplier, or to alter or interfere with the operation of meters or Supplier's connection or metering equipment, or any other equipment (other than the Connection Equipment) installed by Supplier on the Premises. Subject to the foregoing sentence, Customer and its agents, employees, tenants, customers, contractors and any other Persons under its control may have access to the portions of the Premises containing the items referred to in the foregoing sentence for reasonable inspection thereof and for other unrelated purposes; provided, however, that if at any time Customer reasonably believes that action with respect to the aforementioned equipment or property is necessary to prevent imminent harm to persons or property, then such access shall be permissible if and only if Customer takes only those actions with respect to such equipment or property, as are reasonably necessary to prevent said imminent harm and Supplier is promptly notified of such access and other action taken by Customer.

        8. Insurance Requirements; Financial information. The respective insurance requirements for Supplier and Customer are set forth in Exhibit B attached hereto, and the insurance described in Exhibit B shall be maintained throughout the term of this Agreement. The liability of each party under this Agreement to the other party shall not be diminished by the insurance limitations set forth in said Exhibit B. All insurance policies required by this Section shall provide that such policies may not be canceled or terminated without 30 days prior written notice to both Customer and Supplier.

        9. Events of Default

                9.1 Supplier Defaults.

                        9.1.1 Performance Failures and Service Default. A
                "Performance Failure" shall occur if, at any time after the Commencement Date and for any reason other than a Force Majeure Event or as permitted by Sections 10.1 and 10.2 hereof, (i) Supplier shall fail to provide chilled water service as required by this Agreement up to a lesser of the Contract Capacity or the Tons of chilled water service then required by Customer and (ii) such failure shall continue for a period of six (6) consecutive hours or longer and (iii) during such period Customer is ready, willing and able to receive such chilled water service and (iv) Supplier's failure is not otherwise the result of Customer's acts or omissions or those of its agents, employees, tenants, customers or contractors or of any other Persons for whom Customer is responsible or over which Customer has control. Promptly upon becoming aware of a Performance Failure (whether by notice thereof from Customer or by Supplier's monitoring of its systems or otherwise) Supplier shall:

                        (i) immediately seek to determine the cause of such
                Performance Failure and shall advise Customer of Supplier's conclusions as to such cause as quickly as possible and provide Customer with a corrective action plan;

                        (ii) commence implementation of such corrective action
                plan,
                using all reasonable efforts to correct or cure such Performance Failure in the shortest period of time which is reasonable in the circumstances (taking into account the nature and cause of the Performance Failure);

                        (iii) if Supplier believes that correcting or curing
                such Performance Failure requires or can reasonably be anticipated to last more than eight (8) consecutive hours, and Supplier and Customer agree that the Premises cannot be operated in a reasonably normal manner due to such ongoing Performance Failure, Supplier shall initiate (at Supplier's expense) procuring of substitute cooling services to be brought to the site and put into operation as quickly as possible.

        If any Performance Failure, which is not cured by Supplier as set forth in Section 9.1.1 (iii) above, continues for an additional period of seventy-two (72) consecutive hours or more, it shall thereupon be deemed a "Service Default."

                9.1.2. Supplier Defaults. The occurrence at any time of any of the following events shall constitute a "Supplier Default":

                (i) a Service Default; or

                (ii) the failure of Supplier to perform or cause to be performed any obligation required to be performed by Supplier under this Agreement other than a Service Default; provided, however, that if such failure by its nature can be cured, then Supplier shall have a period of 30 days after written notice from Customer of such failure to cure the same and a Supplier Default shall not be deemed to exist during such period, and provided further, that if Supplier commences to cure such failure during such period and is diligently and in good faith attempting to effect such cure, said period shall be extended for 30 additional days.

        9.2 Customer Default. The occurrence at any time of any of the following events shall constitute a "Customer Default":

                9.2.1 Failure to pay. The failure of Customer to pay any amounts owing to Supplier under this Agreement on or before the 30th day following the date when due and payable (or, if such amount has been determined to be payable pursuant to resolution of a dispute in accordance with Sections 4.1 and 15.14. within five (5) business days after resolution of such dispute.).

                9.2.2 Failure to Perform Other Obligations. The failure of Customer to perform or cause to be performed any other obligation required to be performed by Customer under this Agreement; provided, however, that if such failure by its nature can be cured, then Customer shall have a period of 30 days after written notice from Supplier of such failure to cure the same and a Customer Default shall not be deemed to exist during such period, and provided further, that if Customer commences to cure such failure during such period and is diligently and in good faith attempting to effect such cure, said period shall be extended for 30 additional days.

        10. Planned Maintenance; Other Service Interruptions.

                10.1 Planned Maintenance. Supplier shall have the right to interrupt or reduce Customer's chilled water service for a reasonable duration, (which shall not exceed eight (8) consecutive hours unless agreed upon in advance by Customer), upon prior notice to Customer, for the purpose of performing ordinary maintenance, repairs, replacements, connections or changes (on or off the Premises) of or to the Energy Transfer Station or any other equipment or apparatus which is required by good engineering and operating practices or by manufacturers' specifications. Supplier shall diligently attempt to restore service as soon as is reasonably possible and, in order to minimize interference with the normal operations of the Premises, Supplier shall coordinate with Customer to schedule such interruptions and reductions during non-summer months and during non-peak business hours (11:00 p.m. to 7:00 a.m.) to the extent reasonably practicable.

                10.2 Other Interruptions. Supplier shall have the right to interrupt or reduce Customer's chilled water service for a duration determined necessary by Supplier, in its good faith judgment, without prior notice to Customer, if (i) a Force Majeure Event has occurred that causes or requires such interruption or reduction of such service, or
        (ii) the Customer Cooling System, the Connection Equipment or the Premises has become dangerous or defective in Supplier's good faith judgment and, as a result thereof, Supplier believes that such interruption or reduction is necessary to prevent injury to other Persons or damage to or destruction of property, including but not limited to, any component of the Energy Transfer Station or Supplier's other equipment and piping or to prevent the interruption or reduction of Supplier's service to its other customers. In the event of any such interruption or reduction of service, Supplier shall diligently attempt to restore service as soon as it is reasonably possible in the circumstances. Supplier shall notify Customer of the interruption, the anticipated duration of the interruption and the reason therefore as soon as possible after the interruption or reduction.

        11. Force Majeure Events. If either party to this Agreement is prevented from or delayed in performing any of its obligations under this Agreement by reason of a Force Majeure Event, such party shall notify the other party in writing as soon as practicable after the onset of such Force Majeure Event and shall be excused from the performance of its obligations under this Agreement to the extent such Force Majeure Event has interfered with such performance. The party whose performance under this Agreement is prevented or delayed as the result of a Force Majeure Event shall use reasonable efforts to remedy its inability to perform. If a party's failure to perform its obligations under this Agreement is due to a Force Majeure Event, then such failure shall not be deemed a Supplier Default or a Customer Default. If Supplier fails to provide the chilled water service required by this Agreement due to the occurrence of a Force Majeure Event, Customer shall be entitled to an abatement of the Contract Capacity Charge and the Consumption Charge from the date on which such failure commenced through the date on which such failure ceases or this Agreement is terminated, and the term of this Agreement shall be extended by a period of time equal to the period of such abatement.

        12. Remedies Following Default.

                12.1 Customer's Remedies upon Occurrence of a Performance Failure Default. If a Performance Failure occurs and Supplier and Customer agree that the Premises cannot be operated in a reasonably normal manner due to such ongoing Performance Failure, and if Supplier does not thereupon initiate procuring of substitute cooling services to be brought to the site and put into operation as quickly as possible, then Customer, at Supplier's expense, shall have the right to take any action reasonably intended to procure substitute cooling services to be brought to the site and put into operation as quickly as possible to correct or cure such failure. In the event that such Performance Failure becomes a Service Default, the foregoing shall be in addition to the rights of Customer provided for a Service Default. All costs and expenses incurred by Customer in procuring such cooling services may be deducted from any sums owing Supplier for the Contract Capacity Charge and the Consumption Charge.

                12.2 Customer's Remedies Upon Occurrence of a Supplier Default.

                        12.2.1 Abatement. If a Service Default described in
                Section 9.1.2 above has occurred, Customer shall be entitled to an abatement of the Contract Capacity Charge and the Consumption Charge from the date on which such Service Default commenced through the date on which such Service Default ceases to exist, or (if applicable) is waived or this Agreement is terminated. Notwithstanding anything in this Agreement, at law or in equity to the contrary, abatement of the Contract Capacity Charge and the Consumption Charge specified in this Section 12.2.1 shall be Customer's sole and exclusive remedy upon the occurrence of a Service Default described in Section 9.1.2 above, subject to Customer's termination right under Section 12.2.2 below (and in the event of such termination, the remedies set forth in Section
                12.2.3 below).

                        12.2.2 Termination. If a Supplier Default has occurred
                and continues for not less than thirty (30) consecutive days, then Customer at any time thereafter may give Supplier a notice of Customer's intent to terminate this Agreement, and if such written notice is given and Supplier fails to correct or cure such conditions by the close of business on the fifth (5th) day after the date on which Customer gives Supplier such written notice of Customer's intent to terminate this Agreement as a result of such Supplier Default, then this Agreement shall terminate and be of no further force or effect as of the close of business on such fifth (5th) day; provided, however, that in the case of a Service Default which cannot be cured within thirty (30) days and Supplier has procured substitute cooling services for the Premises, Customer may not terminate this Agreement so long as Supplier is diligently and in good faith attempting to cure such Service Default.

                12.2.3 Other Rights and Remedies.

        (i) The remedies provided herein for a Performance Failure shall be the exclusive remedies of Customer for such failure, unless and until the same becomes a Service Default.

        (ii) If any Service Default has occurred, then Customer's sole remedy shall be abatement of charges as provided in Section 12.2.1, unless such Service Default continues for a period permitting Customer to terminate this Agreement pursuant to Section 12.2.2, in which case, upon such termination, Customer may pursue any and all legal rights or remedies available to it at law or in equity, subject, however, to the limitations set forth in
                Section 12.4 below.

        (iii) If a Supplier Default which is not a Service Default has occurred and continues for a period permitting Customer to terminate this Agreement pursuant to Section 12.2.2, then, upon such termination Customer may pursue any and all rights or remedies available to it at law or in equity, subject, however, to the limitations set forth in Section 12.4 below.

        12.3 Supplier's Remedies upon Customer Default.

                12.3.1 Discontinue of Performance. If any Customer Default has occurred and is continuing, Supplier shall have the right, upon five (5) days prior written notice to Customer, to immediately discontinue the supply of chilled water service to Customer and disconnect all related piping and connections following expiration of such five (5) day notice period.

                12.3.2 Termination. If a Customer Default has occurred and continues for thirty (30) consecutive days, then Supplier at any time thereafter may give Customer notice of Supplier's intent to terminate this Agreement, and if such written notice is given, and if Customer fails to correct or cure the conditions causing such Customer default within five (5) days after the date on which the Supplier gives Customer written notice of Supplier's intent to terminate this Agreement as a result of such Customer Default, then this Agreement shall terminate and be of no further force or affect as of the last day of such five (5) day period.

                12.3.3 Other Rights and Remedies. In addition to the rights and remedies of Supplier set forth above, Supplier may pursue any and all other rights or remedies available to it at law or in equity upon the occurrence of a Customer Default, subject, however, to the limitations set forth in Section 12.2 and 12.4 above and the notice requirements of this Agreement.

        12.4 No Consequential Damages. Nothing in this Agreement is intended to cause either party to be, and neither party shall be, liable to the other party for any lost business, lost profits or revenues (other than profits and revenues lost by Supplier directly from Customer on account of a Customer Default) or other special or consequential damages, all claims for which are hereby irrevocably waived by Customer and Supplier. Notwithstanding the foregoing, third party claims against either Supplier or Customer against which such party has a right of indemnification pursuant to Section 14 below shall not be considered to be consequential damages.

13. Effect of Termination of Agreement.

        13.1 Payment; No Further Obligations. Subject to Section 12.3 above, upon the termination or expiration of this Agreement, any amounts then owing under this Agreement by a party to this Agreement to other party to this Agreement shall become immediately due and payable, and the then future obligations of Customer and Supplier under this Agreement shall be terminated (other than the indemnity obligations set forth in Section 14 below). Such termination shall not relieve either party from obligations accrued prior to the effective date of termination or expiration.

        13.2 Disconnection. As soon as reasonably practicable, but in no event later than thirty (30) days, after the date on which this Agreement is terminated or expires, Customer shall physically disconnect the Connection Equipment and the Customer Cooling Equipment from the Energy Transfer Station. Within thirty (30) days after such termination or expiration, Supplier shall give Customer written notice of Supplier's intent to (a) remove from the Premises any or all of the components of the Energy Transfer Station and Supplier's other equipment, piping and other property installed or located on the Premises, in which case Supplier shall have the right to do so within sixty
(60) days after such termination or expiration, and Customer shall provide Supplier with access to the Premises as reasonably requested by Supplier to allow Supplier to complete such removal, or (b) with Customer's written consent, abandon any or all of such property to Customer and said property shall become Customer's free and clear of any liens or encumbrances created by Supplier.

14. Indemnification.

        14.1 Indemnification by Supplier. Supplier shall fully indemnify, save harmless and defend each Customer Group Member from and against any and all Expenses incurred by such Customer Group Member, including reasonable attorneys' fees and costs, in connection with or arising from any claim by a third party for physical damage to or physical destruction of property, or death of or bodily injury to any Person, caused by (i) the gross negligence or willful misconduct of Supplier or its agents or employees or others under Supplier's control, or (ii) a Supplier Default; provided, however, that nothing in this
Section is intended to modify the limitation of Supplier's liability set forth in Sections 12.1 and 12.3 above.

        14.2 Indemnification by Customer. Customer shall fully indemnify, save harmless and defend each Supplier Group Member from and against any and all Expenses incurred by such Supplier Group Member, including reasonable attorneys' fees and costs, in connection with or arising from any claim by a third party for physical damage to or physical destruction of property, or death of or bodily injury to any Person, caused by (i) the gross negligence or willful misconduct of Customer or its agents or employees or others under Customer's control or (ii) a Customer Default; provided, however, that nothing in this Section is intended to modify the limitation of Customer's liability set forth in Section 12.3 above or elsewhere in this Agreement.

        14.3 Notice of Claims. Any Indemnified Party seeking indemnification under this Section 14 shall deliver to the Indemnitor a Claim Notice describing the facts underlying its indemnification claim and the amount of such claim, if known at the time. A notice describing any action at law or in equity involving an Indemnified Party shall be delivered promptly to the Indemnitor after the such Indemnified Party receives notice that such action or suit has commenced; provided, however, that failure to deliver such notice as aforesaid shall not relieve the Indemnitor of its obligations under this Section 14, except to the extent that such Indemnitor has been prejudiced by such failure.

        14.4 Amount of Claim. The amount to which an Indemnified Party is entitled under this Section 14 shall be determined by (i) a mutually satisfactory written agreement between such Indemnified Party and the Indemnitor, (ii) a final judgment or decree of any court of competent jurisdiction, or (iii) any other means agreed upon by such Indemnified Party and the Indemnitor.

        14.5 Defense of Action. If requested by an Indemnified Party, the Indemnitor shall assume on behalf of the Indemnified Party, and conduct with due diligence and in good faith, the defense of such Indemnified Party with counsel reasonably satisfactory to the Indemnified Party; provided, however, that if the Indemnitor is a defendant in any such action and the Indemnified Party believes that there may be legal defenses available to it which are inconsistent with those available to the Indemnitor, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action at the Indemnitor's expense. If any claim, action, proceeding or investigation arises as to which the indemnity provided for in this Section 14 applies, and the Indemnitor fails to assume the defense of such claim, action, proceeding or investigation after having been requested to do so by the Indemnified Party, then the Indemnified Party may, at the Indemnitor's expense, contest or, with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, settle such claim, action, proceeding or investigation. All costs and expenses incurred by the Indemnified Party in connection with any such contest or settlement shall be paid upon demand by the Indemnitor.

        14.6 Survival of Provisions. The provisions of this Section 14 shall survive the expiration or termination of this Agreement.

15. Miscellaneous Provisions

        15.1 Notices. All notices, communications and waivers under this Agreement shall be in writing and shall be (i) delivered in person or (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (iii) sent by overnight express courier, addressed in each case as set forth on the Cover Page, or to any other address as to either of the parties to this Agreement as such party shall designate in a written notice to the other party to this Agreement. All notices sent pursuant to the terms of this Section shall be deemed received (x) if personally delivered, then on the date of delivery, (y) if sent by overnight, express courier, then on the next Business Day immediately following the day sent, or (z) if sent by registered or certified mail, then on the earlier of the third Business Day following the day sent or when actually received.

        15.2 Assumption of Obligations; Change in Ownership. Neither party shall assign its interest or delegate its duties under this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld), except:

(i) Supplier may assign its right, title and interest under this Agreement, or any part thereof, to any direct or indirect wholly-owned subsidiary of Sierra Pacific Resources, with prior written notice; and

(ii) Supplier may assign its right, title and interest in this Agreement to any lender or lenders in connection with financing (or refinancing) Supplier's right, title and interest in Supplier's chilled water production and distribution facilities in downtown Las Vegas, Nevada; and

Supplier may assign to any other Person the rights and delegate the obligations of Supplier under this Agreement in connection with a concurrent sale of Supplier's chilled water production and distribution facilities in downtown Las Vegas, Nevada to such Person; if

        (x) such other Person is duly licensed to operate such facilities by all applicable Nevada state and local governmental authorities; and

        (y) such other Person has a long-term debt rating from Moody's Investors' Service, Inc. and/or Standard & Poor's Ratings Group at least equal to that of Supplier (or, if no such long-term debt rating is available, is otherwise of financial strength acceptable to Customer and Customer's lenders, acting in good faith);

        (z) such other Person acknowledges and accepts such assignment and assumes Supplier's obligations in writing;

        and, in any such case, provided that such other Person must acknowledge and accept such assignment and assume Supplier's obligations in writing.

(iii) Customer may assign its right, title and interest in this Agreement to any lender or lenders to whom Customer provides a security interest or lien in Customer's right, title and interest in the Premises in connection with financing (or refinancing) the Premises; and

(iv) Customer may assign to any other Person the rights and delegate the obligations of Customer under this Agreement if and only if Customer is concurrently assigning or otherwise conveying its entire interest in the Premises to such Person and

        (x) such other Person is duly licensed to operate a casino and a hotel by all applicable Nevada state and local governmental authorities, and

        (y) such other Person has a long-term debt rating from Moody's Investor Service, Inc. and/or Standard & Poor's Rating Group at least equal to that of Customer (or, if no such long-term debt rating is available, is otherwise of financial strength acceptable to Supplier and Supplier's lenders, acting in good faith);

and, in any such case, provided that such other Person must acknowledge and accept such assignment and assume Customer's obligations in writing.

        15.3 Memorandum of Agreement; Informational Financing Statement. Supplier shall have the right to record a memorandum of this Agreement in the real estate records for the county in which the Premises is located, which memorandum shall set forth or summarize the interest of Supplier in the Energy Transfer Station and the Connection Equipment and the rights granted to Supplier under this Agreement with respect to the Premises and shall otherwise be in a form substantially similar to the form attached hereto as Exhibit E. Supplier shall also have the right to file an informational financing statement with the office of the Nevada Secretary of State.

        15.4 Landlord Consent Agreement. As a condition precedent to Supplier's obligations under this Agreement, if Customer is not the owner of the Premises then Customer shall obtain from the owner of the Premises a consent to this Agreement in a form substantially similar to the form attached hereto as Exhibit F.

        15.5 Confidential Information. Customer agrees to treat in confidence the amount of the Contract Capacity Charge, Consumption Charge, and the Facility Charge and the information contained in the IOM Specifications and any Riders attached hereto. Such information shall not be communicated to any party other than Customer's officers, directors, employees, agents, attorneys and professional consultants to the extent such Persons need to know such information, except to the extent disclosure of such information (i) is required by law or governmental authority, (ii) is made pursuant to litigation between the parties, (iii) is made to any lender or prospective lender to such party (provided that such lender or prospective lender is requested in writing to keep such information confidential), (iv) is made to a tenant of the Premises whose lease with Customer requires such disclosure (provided that such tenant is requested in writing to keep such information confidential), or (v) is made to a Person under contract with the disclosing party, or to which the disclosing party wishes to sell its business or property, which Person has given a confidentiality undertaking which is substantially similar to this one. The obligation of Customer to treat in confidence, and not to use, such information shall not apply to any information which is or becomes available to the public other than as a result of disclosure in breach of this Section.

        15.6 Successors and Assigns. The rights, powers and remedies of each party to this Agreement shall inure to the benefit of such party and its successors and permitted assigns.

        15.7 Entire Agreement. This Agreement (including the Exhibits hereto and any Riders attached hereto) represents the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous oral and prior written agreements.

        15.8 Amendments to Agreement. This Agreement shall not be amended, modified or supplemented without the written agreement of Supplier and Customer at the time of such amendment, modification or supplement.

        15.9 Waivers; Approvals. No waiver of any provision of this Agreement shall be effective unless set forth in writing signed by the party making such waiver, and any such waiver shall be effective only to the extent it is set forth in such writing. Failure by a party to this Agreement to insist upon full and prompt performance of any provision of this Agreement, or to take action in the event of any breach of any such provision or upon the occurrence of any Supplier Default or Customer Default, as applicable, shall not constitute a waiver of any rights of such party, and, subject to the notice requirements of this Agreement, such party may at any time after such failure exercise all rights and remedies available under this Agreement with respect to such Supplier Default or Customer Default. Receipt by a party to this Agreement of any instrument or document shall not constitute or be deemed to be an approval of such instrument or document. Any approvals required under this Agreement must be in writing, signed by the party whose approval is being sought.

        15.10 Partial Invalidity. In the event that any provision of this Agreement is deemed to be invalid by reason of the operation of law, or by reason of the interpretation of such provision by any administrative agency or any court, Supplier and Customer shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this Agreement and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected by such adjustment and shall remain in full force and effect.

                15.11 Execution in Counterparts. This Agreement may be executed in counterparts, and all said counterparts when taken together shall constitute one and the same Agreement.

                15.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

                15.13 No Third Party Rights. This Agreement is only for the benefit of the parties to this Agreement, their successors and permitted assigns and Persons expressly benefited by the indemnity provisions of this Agreement. No other Person (including, without limitation, tenants of the Premises) shall be entitled to rely on any matter set forth in, or shall have any rights on account of the performance or non-performance by any party of its obligations under, this Agreement.

                15.14 Dispute Resolution. Customer and Supplier shall negotiate in good faith and attempt to resolve promptly any dispute between them which may develop under this Agreement; however, if Customer and Supplier are unable to resolve any such dispute, then Customer and Supplier jointly may request that such dispute be resolved by arbitration in accordance with the provisions of the Commercial Arbitration Rules of the American Arbitration Association. If Customer and Supplier do not agree to submit such dispute to arbitration and are not otherwise able to resolve such dispute, either Customer or Supplier may bring such dispute to any court of competent jurisdiction for resolution. The provisions of this Section 15.14 shall survive the termination or expiration of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date set forth above.

E.THREE CUSTOM ENERGY SOLUTIONS, LLC, a
Nevada limited-liability company
                                            FITZGERALDS LAS VEGAS, INC., a

                                               Nevada Corporations


By: /s/ JEFFREY C. KLEIN
   ------------------------------
Name:  Jeffrey C. Klein                     By: /s/ WILLIAM J. NOONAN
     ----------------------------              ---------------------------------
Title: Member, Board of Managers            Name: William J. Noonan
      ---------------------------                -------------------------------
                                            Title: Vice President/GM
                                                  ------------------------------

                                   APPENDIX A

                                   DEFINITIONS

      The following terms shall have the meanings set forth below:

      "Actual Capacity Requirement" means, the maximum number of Tons of chilled water service as metered over a 60-minute period at the Energy Transfer Station.

      "Affiliate" means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person.

      "Agreement" means this Chilled Water Service Agreement, the Cover Page and all exhibits, appendices and riders attached hereto, and any amendments or modifications made thereto from time to time.

      "Bankruptcy Code" means Title 11 of the United States Code.

      "Business Day" means a day on which commercial banks generally are open for business in the City of Las Vegas, Nevada.

      "Chapter 11" means Chapter 11 of the Bankruptcy Code.

      "Claim Notice" means a notice by a Customer Group Member or a Supplier Group Member seeking indemnification pursuant to Section 14 of this Agreement.

      "Commencement Date" shall have the meaning ascribed to such term on the Cover Page of this Agreement.

      "Connection Equipment" means all equipment and piping necessary to connect the Customer Cooling System to the heat exchanger assembly included in the Energy Transfer Station, as more fully described in the IOM Specifications. The Energy Transfer Station is not a part of the Connection Equipment or the Customer Cooling Equipment.

      "Consumer Price Index" means the U.S. City Average Consumer Price Index, all items other than food and energy, not seasonably adjusted, as it appears in the "News" as published monthly by the United States Department of Labor, Bureau of Labor Statistics; provided, however, that if said Consumer Price Index shall cease to exist or is changed, then the term "Consumer Price Index" shall mean such other or similar index or formula as Supplier reasonably selects to measure change in the purchasing power of the U.S. dollar.

      "Consumption Charge" means the monthly charge payable by Customer to Supplier for Ton-Hours of chilled water service provided to Customer during each month of the term of this Agreement, as the same may be adjusted from time to time pursuant to the terms of this Agreement, the initial amount of which is specified on the Cover Page.

      "Contract Capacity" means the number of Tons of chilled water service specified on the Cover Page that Supplier is obligated by this Agreement to make available to Customer from and after the Commencement Date through the date on which this Agreement expires or is terminated.

      "Contract Capacity Charge" means the monthly charge payable by Customer to Supplier for making chilled water service up to the Contract Capacity available for use by Customer pursuant to this Agreement, as the same may be adjusted from time to time pursuant to the terms of this Agreement, the initial amount of which is specified on the Cover Page. Customer's obligation to pay the monthly Contract Capacity Charge for chilled water service up to the Contract Capacity is unrelated to the amount of chilled water service actually required by Customer.

      "Cover Page" means the Cover Page attached to and made a part of this Agreement, as the same may be amended from time to time.

      "Customer Cooling Equipment" means the HVAC system serving the Premises, including piping, pumps and other equipment, owned by Customer that are or will be used by Customer to cool space within the Premises after the Commencement Date.

      "Customer Default" shall have the meaning ascribed to such term in
Section 9.2 of this Agreement.

      "Customer Group Member" means Customer and its Affiliates, and the directors, officers, agents, employees, successors and assigns of each of them.

      "Delivery Point" means the point of connection between the Connection Equipment and the Energy Transfer Station, at which point Supplier delivers chilled water service to Customer.

      "Design Pressure" means the design pressure shall be the maximum allowable working pressure as defined in ASME B31.1 Power Piping Code.

      "Distribution Lines (pipes)" means The network of main piping lines connecting the Chilled Water Services plant to the Service Line Piping to the customer Premises.

      "Energy Transfer Station" (ETS) means the equipment and related piping and apparatus between Supplier's Service Lines and the Connection Equipment. The ETS is an indirect connection to the customer's system chilled water system. It includes, without limitation, a heat exchanger assembly or equivalent device, piping, valves, metering equipment and controls and additional equipment, if any, installed by Supplier on the Premises pursuant to the terms of this Agreement for use in providing chilled water service to Customer, and all replacements and additions from time to time. The Connection Equipment or the Customer Cooling Equipment are not a part of the Energy Transfer Station.

      "Equipment" means the Energy Transfer Station and the Connection Equipment, including associated piping, metering and other equipment.

      "Existing Chiller Equipment" means all of Customer's compressors, chillers and related equipment used by Customer prior to the Commencement Date to cool space within the Premises, a list of which is attached hereto as Exhibit C.

      "Expenses" means any and all costs and reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals), and any other losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

      "Facility Charge" means a fixed monthly charge payable by the customer to the supplier for making the chilled water service available to the customer.

      "Force Majeure Event" means acts of God, war, civil commotion, embargoes, strikes, epidemic, fires, cyclones, droughts, floods, emergencies, labor, production or transportation difficulties or accidents to or involving machinery, equipment or lines of pipe, shortages of materials, power, fuel, equipment, transportation or labor (or the inability to obtain the same without litigation or paying penalties, premiums or unusual prices or otherwise agreeing to unreasonable terms or conditions), or any governmental law, regulation (or its interpretation), order, request, instruction or injunction, or failure to provide or cancellation of rights-of-way, permits, licenses or other authorization, whether valid or invalid, or any other cause whether or not similar to the foregoing, beyond the reasonable control of a party hereto, provided that a Force Majeure Event shall not include events caused by the gross negligence or willful misconduct of the party claiming the Force Majeure Event.

      "Heat Exchanger (HX)" The equipment used to change the temperature of water in one system by having it pass by another system. Heat exchangers are being used in the chilled water service plant between different systems as well as at Premises interface facilities.

      "Indemnified Party" means a Customer Group Member or a Supplier Group Member seeking indemnification pursuant to Section 14 of this Agreement.

      "Indemnitor" means the Person from which indemnification is sought pursuant to Section 14 of this Agreement.

      "Initial Term" shall mean the initial term of this Agreement, the duration of which is set forth on the Cover Page.

      "IOM Specifications" means the Installation, Operation and Maintenance Specifications attached hereto as Exhibit D, as the same may be amended from time to time by the parties to this Agreement. In the event of any conflict between the provision of the IOM Specifications and the other provisions of this Agreement, such other provisions shall govern.

      "Lease Agreement" means that certain Lease, made as of the 10th day of December 1999 by and between Customer as "Landlord" and Supplier as "Tenant" relating to the lease of premises to be used for a facility that produces and distributes chilled water to customers in downtown Las Vegas.

      "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental authority or regulatory body.

      "Premises" means the building[s] located on the property at the address stated on the Cover Page alongside the caption "Address of Premises" and legally described on Exhibit A attached to this Agreement.

      "Producer Price Index" means the Producer Price Index for the Western South Central Region for commercial electric power, product code 4981-123, not seasonably adjusted, as it appears in the Producer Price Index published by the United States Department of Labor, Bureau of Labor Statistics; provided, however, that if said Producer Price Index shall cease to exist or is changed, then the term "Producer Price Index" shall mean such other or similar index or formula as Supplier reasonably selects to measure change in the price for commercial electric power.

      "Refrigerants" means all chlorofluorocarbons and other refrigerants contained in, or owned and held by Customer for future use in, the Existing Chiller Equipment.

      "Reorganization Case" means a case commenced under Chapter 11 by the filing of a Chapter 11 Petition.

      "Return Point" means the point of connection between the Energy Transfer Station and Supplier's chilled water delivery system, at which point chilled water returns to Supplier's pipes after it has passed through the Energy Transfer Station.

      "Section 365(a)" means Section 365(a) of the Bankruptcy Code.

      "Section 503(b)(1)" means Section 503(b)(1) of the Bankruptcy Code.

      Service Line (pipe) - The service lines run from the branch fittings on the main distribution pipes to the inside of the Premises wall. A set of isolation valves and cathodic isolation flanges will be installed at the point where the service line penetrates the Premises wall. The flanges represent the point of delivery.

      "Supplier Default" shall have the meaning ascribed to such term in Section
9.1 of this Agreement.

      "Supplier Group Member" means Supplier and its Affiliates, and the directors, officers, agents, employees, successors and assigns of each of them.

      "Tax" means any present or future tax (including any sales and use taxes), levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any federal, state, local or other taxing authority on chilled water service or equipment provided or used by Supplier or on any aspect of such service, or on any payments made by Customer to Supplier, under this Agreement, provided that Taxes shall not include general federal and state taxes on Supplier's gross income.

      "Ton" means refrigeration capacity equivalent to the cooling capacity of one ton of ice melting in a period of twenty-four hours (at a rate of 12,000 BTU per hour).

      "Ton-Hour" means cooling service equivalent to 12,000 BTU of cooling, measured as a function of the gallons of chilled water which pass through the Energy Transfer Station and the temperature difference of the chilled water at the Delivery Point and the Return Point, and calculated on the basis of the aggregate BTU gain occurring.

                                    EXHIBIT A

                         Legal Description of Premises:

                             301 Fremont Street
                             Las Vegas, Nevada 89102

                                    EXHIBIT B

      Insurance Requirements(a) Supplier's Insurance. At all times during the term of this Agreement, Supplier, at its sole expense, shall purchase and maintain in full force and effect, the following insurance coverage:

            (i) Workers' compensation coverage shall be at statutory limits and shall comply with the applicable statutes for all employees of Supplier who perform services at the site and in connection therewith.

            (ii) Commercial General Liability Insurance shall be written on a combined single limit basis and shall be endorsed to provide limits specifically for Supplier operations of

                   Bodily Injury and Property Damage $2,000,000 each occurrence Personal Injury and Advertising
                      Liability                       $2,000,000 each occurrence
                   Products and Completed Operations
                      Aggregate                       $2,000,000 each occurrence
                   General Aggregate Limit other than
                      Products/Completed Operations   $2,000,000 aggregate limit

            (iii) Business Automobile Liability Insurance shall contain combined single limits of:

                   Bodily Injury and Property Damage   $1,000,000 each accident

                   Coverage shall apply to all owned, non-owned and hired vehicles under the operation, maintenance or use of Supplier in connection with this project.

            (iv) Excess or Umbrella Liability Insurance coverage may be written in a combination of layers which equal $10,000,000 per occurrence and in the annual aggregate. Coverage shall be excess to those coverages listed in Subparagraphs (a)(ii) through (a)(iii), above.

            (v) All risk property insurance (including boiler and machinery insurance) covering physical loss and damage to all improvements forming part of the Premises, including all machinery, equipment and fixtures on or connected to the premises, for the full replacement value thereof.

            (vi) All insurance in Subparagraphs (a)(i) through (a)(v), above, shall be with insurers acceptable to Customer and, to the extent required, be approved to do business in the State of Nevada. However, such insurers may include surplus lines carriers or Lloyds of London. All aggregates shall be on an annual basis. Within ten (10) days from the date this Agreement is signed by both Supplier and Customer, Supplier shall provide Customer with certificates of insurance evidencing such coverage. The certificates will stipulate that the insurance will not be canceled without thirty (30) days prior written notice to Customer. Notwithstanding certificate requirements, above, Supplier shall provide to Customer evidence from the Employers' Insurance (formerly the State Industrial Insurance System) of compliance with the workers' compensation statutes and proof of coverage. Supplier shall provide, at the request of Customer, certificates evidencing coverage of all insurance policies specified above within fifteen (15) days of such request. Customer will be named as additional insured on policies listed in (a)(ii) through (a)(v), above.

            (vii) Supplier may, at its option, elect to insure or self-insure Supplier property owned, maintained or used at the Premises. Customer may also, at its option, elect to insure or self-insure all or portions of Customer insurance. Supplier waives its rights of recovery against Customer and, if applicable, will cause its underwriters to waive their rights of subrogation against Customer for loss, damage, and loss of use of such Supplier property.

(b) Customer's Insurance. At all times during the term of this Agreement, Customer, at its sole expense, shall purchase and maintain in full force and effect, the following insurance coverage:

            (i) Commercial general liability insurance on an occurrence basis (including contractual liability) with limits of not less than $2,000,000 per occurrence and annually in the aggregate, and with a deductible not exceeding $100,000, covering liability claims arising or resulting from insured acts or omissions of Customer, its agents, employees and others under its control; and

            (ii) All risk property insurance (including boiler and machinery insurance) covering physical loss and damage to all improvements forming part of the Premises, including all machinery, equipment and fixtures on or connected to the Premises, for the full replacement value thereof.

            (iii) Garage keeper's liability insurance on an occurrence basis with limits of not less than $1,000,000 per occurrence and annually in the aggregate, and with a deductible not exceeding $25,000.

            (vi) Automobile liability insurance on an occurrence basis with limits of not less than $1,000,000 per occurrence and annually in the aggregate, and with a deductible not exceeding $25,000.

            (vii) Workers' compensation coverage shall be at statutory limits and shall comply with the applicable statutes for all employees of Customer who perform services at the site and in connection therewith.

            (viii) All insurance in Subparagraphs (b)(i) through (a)(iv), above, shall be within insurers acceptable to Supplier and, to the extent required, be approved to do business in the State of Nevada. However, such insurers may include surplus lines carriers or Lloyds of London. All aggregates shall be on an annual basis. Within ten (10) days from the date this Agreement is signed by both Supplier and Customer, Customer shall provide Supplier with certificates of insurance evidencing such coverage. The certificates will stipulate that the insurance will not be canceled without thirty (30) days prior written notice to Supplier. Notwithstanding certificate requirements, above, Customer shall provide to Supplier evidence from the Republic Western Company of compliance with the workers' compensation statutes and proof of coverage. Customer shall provide, at the request of Supplier, certificates evidencing coverage of all insurance policies specified above within thirty (30) days of such request. Supplier will be named as additional insured on policies listed in (b)(i) through (b)(iv), above.

(c) At the conclusion of each three year period during the term of this Agreement, the amount of the general liability insurance required under clauses
(a)(ii) and (b)(i) above shall be reviewed and increased, if agreed upon by the parties hereto, by a mutually agreed upon amount.

(d) If either party at any time fails to provide the insurance coverage required under clauses (a) or (b) above, the other party upon prior written notice shall be entitled to purchase such coverage and charge the failing party for the costs of such coverage and all other costs incurred in connection with obtaining the same.

                                   EXHIBIT D

             Installation, Operation and Maintenance Specifications

The purpose of this exhibit is to outline the method and means of operating and maintaining the Supplier's chilled water system that will deliver chilled water service to the customer's premises:

a)    Supplier's Chilled Water System Overview

The provision of chilled water to the Customer's premises is based on the establishment of a central chilled water plant located at 301 Fremont St.
that produces chilled water cooling energy for space cooling. The chilled water is distributed to each Customer via supply and return Service Line(s) dedicated to each Customer. The central chilled water plant primary piping and Distribution Lines are both designed to provide chilled water on a variable-flow (demand) basis. The Distribution Lines will be configured as hydraulically decoupled from the central chilled water plant primary piping. The system will be designed to operate such that the temperature differential or Delta T between the central chilled water plant primary piping and the Distribution Lines is maintained as close as possible to the chilled water plant design temperature differential. This is used to ensure that the central chilled water plant is used at the highest efficiency possible at any given load.

The chilled water system at each Customer will have a plate and frame heat exchanger as part of the Energy Transfer Station (ETS). The plate and frame heat exchanger transfers chilled water cooling energy from the Service Lines to the Customer cooling system. The plate and frame heat exchanger prevents mingling of the central chilled water plant cooling medium and the Customer cooling system medium. Chilled water energy consumption and demand are metered at the service entry point or point of demarcation of the Customer facility. The plate and frame heat exchanger(s), energy meter(s), and associated controls will be installed in the Customer Premises as a packaged unit, which, along with the Energy Transfer Station, marks the point of demarcation between the Supplier and the Customer cooling system. This interface point with the packaged equipment is termed the Energy Transfer Station (ETS).

B)    Chilled Water Service Temperatures

The chilled water supply temperatures are specified as "entering" the Supplier side of the Energy Transfer Station. The supplier will ensure that the chilled water supply temperature will be within the range of 40 to 42(degree)F.

The Supplier anticipates that the Customer requires 45(degree)F leaving chilled water temperature from the Customer side of the Energy Transfer Station. The Supplier anticipates that the Customer will return chilled water to the Customer side of the Energy Transfer Station at 55 - 59(degree)F.

c)    Distribution System - General System Description

The Supplier will provide the chilled water services to the Customer from the City Centre Chilled Water Plant. The chilled water distribution system is a network of piping, pumps, and controls linking the chilled water source with the Customer. The system is installed in the easement allocated using trenched construction methods.

The distribution network will be designed to have a minimum cover of two (2) feet over the Distribution Lines. The actual amount of cover will depend on utility conflicts and Distribution Line servicing requirements. Typical piping will be installed with approximately three feet of cover. In the majority of cases, direct buried valves and vents will be installed on the cooling distribution system. Drains will be installed either at valve chambers or at separately built chambers, as necessary. Valves, vents, and drains will be installed on-line and within the easements.

d)    Energy Transfer Station(s) (ETS) - General Description

The chilled water from the Supplier is circulated in the Distribution and Service Lines from the central chilled water plant to the Energy Transfer Station. The customer side of the Energy Transfer Station uses cooling energy as needed to reduce the temperature of the Customer cooling system. The manner in which the Customer uses chilled water cooling energy in its cooling systems has no direct interconnect to the distribution system from the supplier. The Customers cooling system is isolated from the chilled water Service and Distribution Lines of the Supplier by way of a heat exchanger.

The interface point at which the energy exchange takes place and is measured as it enters a Customer facility is referred to as the "Energy Transfer Station"
(ETS).

e)    Energy Transfer Station (ETS)

The ETS is a prefabricated unit including a plate and frame heat exchanger used for the transfer of heat energy. The ETS usually consists of flat plate heat exchangers for the chilled water, energy meters, control valves, and thermometers. The Service lines, pipes that connect the Energy Transfer Station with the Distribution Lines, are assembled on-site and will include isolating valves, strainers, and pressure indicators. The Customer will be responsible for connection of the Customer cooling system to the Customer side of the Energy Transfer Station. The Supplier will coordinate the required specifications of the Customer side of the Energy Transfer Station with the Customer.

The minimum space requirements for the installation of the ETS will be approximately 250 Sq. Ft and the room will be dust free with ventilation.

f)    Energy Metering

The consumption of chilled water cooling energy by the Customer will be measured by an Energy Meter. The Energy Meter measures the flow of the entering and leaving chilled water of the Energy Transfer Station In addition to measuring flow, the Supplier side of the Energy Transfer Station is measured for, entering and leaving chilled water temperatures. The Energy Meter will be able to calculate the instantaneous energy demand, the peak energy demand, and total usage/consumption to-date for billing purposes.

g)    Chilled Water Plant Equipment

The chilled water production system will use electric-driven, mechanical chillers to generate cold water for distribution. The chillers will be high-efficiency units. Each chiller will be a factory prepackaged and factory witness tested unit that includes unit piping connections, controls, instrumentation, and local control panel.

The chiller(s) condenser will be supplied with cooling water from cooling towers located on the roof of the chilled water plant building. The towers will be suitable for outdoor, all-weather operation. Each chiller would be equipped with a dedicated evaporator circulation pump as well as a dedicated condenser water circulation pump. The evaporator circulation pumps are required, as the central chilled water plant primary piping and the Distribution Lines will be configured as a hydraulically decoupled system. The cooling tower bank will be supplied with makeup water from the makeup water system.

h)    Distribution Pumps

The chilled water will be distributed to the Distribution Lines by a set of variable-speed/horizontal split-case, and standby fixed-speed pumps located in the central chilled water plant. Control of the distribution pumps will be via the chilled water plant's DDC control system based on the Distribution Lines pressure differential.

i)    Plant Control System

The central plant will be controlled by a direct digital control system (DDC). The DDC control system is based on a central chilled water plant serving all customers from the central chilled water plant. The DDC control system will allow the central chilled water plant to operate in automatic mode, or allow the operator to operate selected equipment manually. The DDC control system will monitor each system for faults, provide warning alarms, and initiate shutdowns as required to protect the safety of the operating staff and to minimize damage to the equipment. The DDC control system also will collect, calculate, and store data pertaining to the energy produced or consumed at the central chilled water plant. The DDC control system will also be used to collect and store energy consumed values for billing purposes from each of the Customers receiving chilled water service.

j)    Equipment and Redundancy

The philosophy followed in establishing the amount of redundancy to be installed is to ensure enough standby chilling capacity to satisfy the cooling requirements of the Customer. Electric supply to the central chilled water plant has been designed to include separate power feeds from different utility company substations to the central chilled water plant

k)    Spare Parts

Onsite capital spare parts will not be required because complete spare units will be installed for the chillers. The only items needed to be stored at the plant are the consumable items such as chemicals, oils, belts, filter elements, temperature instruments, pressure instruments, gaskets, pressure regulator overhaul kits, etc.

                                   EXHIBIT E

                         Form of Memorandum of Agreement

      THIS MEMORANDUM is made by E.THREE CUSTOM ENERGY SOLUTIONS, LLC, a Nevada limited-liability company (the "Supplier"), and FITZGERALDS LAS VEGAS, INC.
(the "Customer"). Reference is hereby made to that certain Chilled Water Service Agreement dated as of December 10, 1999 (the "Agreement"), between Supplier and Customer, pursuant to which Supplier, at Customer's request, has agreed to provide certain chilled water service to the property commonly known as 301 Fremont Street and legally described in the manner set forth on Exhibit A attached hereto (the "Property").

      The purpose of this Memorandum is to provide notice of the Agreement and, in accordance therewith, Supplier and Customer hereby acknowledge and agree that notwithstanding the manner or method by which Energy Transfer Station or the Connection Equipment (as such terms are hereinafter defined) are installed in the Property, (i) neither the Energy Transfer Station nor the Connection Equipment (nor any part thereof) shall be deemed to be a "fixture" attached to the Property subject to the lien of any mortgage or other encumbrance of the Property, and (ii) the Energy Transfer Station and the Connection Equipment are the personal property of Supplier (subject to the terms and conditions of the Agreement) and are not to be deemed part of the collateral pledged to any lender or creditor of Customer as security for the repayment of any indebtedness of Customer.

      As used herein, the term "Energy Transfer Station" shall mean the equipment and related piping and apparatus between Supplier's distribution piping and the Connection Equipment, including, without limitation, a plate frame heat exchanger assembly or equivalent device, piping, valves, metering equipment and controls and additional equipment, if any, described in the IOM Specifications (as defined in the Agreement) installed by Supplier on the Property pursuant to the terms of the Agreement for use in providing chilled water service to Customer, and all replacements and additions thereof.

      As used herein, the term "Connection Equipment" shall mean all equipment and piping necessary to connect the HVAC system used by Customer to cool space within the Property to the heat exchanger assembly included in the Energy Transfer Station.

      IN WITNESS WHEREOF, Supplier and Customer have executed this instrument as of the day and year set forth below.

Dated: December 10, 1999

E.THREE CUSTOM ENERGY SOLUTIONS, LLC      FITZGERALDS LAS VEGAS, INC.

By: /s/  JEFFREY C. KLEIN                 By: /s/  WILLIAM J. NOONAN
   ----------------------------------        ----------------------------------
Title:   Member, Board of Managers        Title:   Vice President/G.M.

RIDER REGARDING RENEWAL TERM

      This Rider is attached to and forms a part of that certain Chilled Water Service Agreement dated December 10, 1999 between Supplier and Customer (the "Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement.

      1. Renewal. The term of the Agreement may be extended for one (1) subsequent consecutive period of five (5) years (such period being referred to in this Agreement as a "Renewal Term"), upon written notice from Customer to Supplier given not less than one year prior to the expiration date of the Initial Term, and for one subsequent consecutive period of five (5) years, upon written notice from Supplier to Customer given not less than one year prior to the expiration date of the Renewal Term. The Contract Capacity Charge and the Consumption Charge during the Renewal Term shall equal the then existing Contract Capacity Charge and the Consumption Charge under the Agreement, subject to further adjustments as provided therein.

      2. Conflict. In the event of any conflict between the provision of the Agreement or the Cover Page and the provisions of this Rider, the provisions of this Rider shall govern.

E.THREE CUSTOM ENERGY SOLUTIONS, LLC,     FITZGERALDS LAS VEGAS, INC.
a Nevada limited-liability company

By: /s/  JEFFREY C. KLEIN                 By: /s/  WILLIAM J. NOONAN
   ----------------------------------        ----------------------------------
Title:   Member, Board of Managers        Title:   Vice President/G.M.

RIDER REGARDING MISCELLANEOUS ISSUES

      This Rider is attached to and forms a part of that certain Chilled Water Service Agreement dated December 10, 1999 between Supplier and Customer (the "Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement.

      Metering.

            (a) All metering equipment will be furnished, paid for, and maintained by the Supplier. The Supplier shall calibrate Supplier's metering equipment for the Premises not less than one time per year and, at Customer's request, Supplier shall provide Customer at no charge the written results of any calibration or testing of such metering equipment.

            (b) The regular meter reading and billing will be monthly. If more than one meter is installed within the premises, the readings of all meters will be used in calculating the invoice with respect thereto.

            (c) If the suppliers metering record is interrupted at any time for any reason, the measurement of chilled water service to be billed for such period of interruption will be estimated by the supplier based at its option upon (i) the supplier's meter record immediately before and after the period of interruption, (ii) past customer usage during a similar period and under similar conditions, (iii) Comparable usage during the period of interruption by other Premises which are cooled using chilled water service provided by the supplier, duly measured by functioning meters, or (iv) some reasonable combination of these methods, and the customer will pay invoices during such period based on the estimated measurement. All billings based on estimated usage will indicate the method of estimation employed.

      Distribution Piping - The customer acknowledges that all distribution piping located within the premises for the delivery of chilled water from the Energy Transfer Station to the premises shall be owned and maintained by the customer.

      Personnel. Supplier, from time to time, shall provide Customer with a list of all of Supplier's personnel who are authorized to have access to the Energy Transfer System and Connection Equipment on the Premises. Notwithstanding anything to the contrary set forth in the Agreement, no personnel other than those identified on the aforementioned list shall be permitted such access. Supplier agrees that if no emergency then exists, during normal business hours the Premises manager shall be notified prior to Supplier's personnel being granted access to the Premises, and after normal business hours the security guard then on duty shall be given such notice. In the event of an emergency, such notice shall not be required prior to obtaining access to the Premises, but Supplier shall use its best efforts to notify the Premises manager or security guard of such emergency as soon as reasonably practicable.

      Conflict. In the event of any conflict between the provision of the Agreement or the Cover Page and the provisions of this Rider, the provisions of this Rider shall govern.

E.THREE CUSTOM ENERGY SOLUTIONS, LLC,     FITZGERALDS LAS VEGAS, INC.
a Nevada limited-liability company

By: /s/  JEFFREY C. KLEIN                 By: /s/  WILLIAM J. NOONAN
   ----------------------------------        ----------------------------------
Title:   Member, Board of Managers        Title:   Vice President/G.M.

                                                              EXHIBIT 10(hh)(i)

                                 LEASE AGREEMENT

                          Dated as of December 10, 1999

                                     Between

                      e.three Custom Energy Solutions, LLC


                                       and


                           Fitzgeralds Las Vegas, Inc.
                               301 Fremont Street
                               Las Vegas, NV 89101

                               TABLE OF CONTENTS

                                                                              Page
1.     Definitions                                                              1

2.     Representations and Warranties                                           2
       2.1    Representations and Warranties of Landlord                        2
       2.2    Representations and Warranties of Tenant                          2

3.     Grant and Term                                                           2
       3.1    Grant                                                             2
       3.2    Term                                                              2
       3.3    Renewal Options                                                   3
       3.4    Acceptance of Premises: Environmental Matters:
              Environmental Indemnity                                           4
       3.5    Quiet Enjoyment                                                   5

4.     Rent                                                                     5
       4.1    Base Rent                                                         5
       4.2    Rent Payments                                                     6
       4.3    Net Lease                                                         6
       4.4    Rent                                                              6

5.     Entry, Use and Possession                                                6
       5.1    Entry                                                             6
       5.2    Use and Possession                                                6
       5.3    Signage                                                           7

       5.4    Limitations on Use                                                7
       5.5    Construction of Improvements: Alterations                         8

6.     Insurance and Waiver of Subrogation                                      9
       6.1    Insurance                                                         9
       6.2    Additional Requirements                                           10
       6.3    Waiver of Subrogation Rights: Default                             10
       6.4    Failure of Tenant to Insure                                       10
       6.5    No Consequential Damages                                          10

7.     Damage or Destruction of Facility and Condemnation                       11
       7.1    Damage or Destruction                                             11
       7.2    Eminent Domain                                                    12

8.     Assignment                                                               12
       8.1    Assignment                                                        12
       8.2    Subletting by Tenant                                              13
       8.3    Consent Not a Release                                             13
       8.4    Transfer by Landlord - Release from Liability                     14

9.     Liens and Encumbrances                                                   14
       9.1    Encumbering Landlord's Title                                      14
       9.2    Collateral Assignment and Liens                                   14

10.    Utilities                                                                15
       10.1   Utilities: Services                                               15

11.    Indemnity                                                                15

       11.1   General Indemnity                                                 15
       11.2   Limitation on Indemnity                                           15
       11.3   Effect of Waiver                                                  16
       11.4   Survival of Obligation                                            16
12.    Title                                                                    16
       12.1   Title: Subordination                                              16
13.    Surrender and Holdover                                                   17
       13.1   Surrender and Removal of Improvements                             17
       13.2   Holding Over                                                      17
14.    Defaults                                                                 18
       14.1   Tenant Defaults                                                   18
       14.2   Landlord Remedies: Termination                                    18
       14.3   Performance by Tenant's Lender                                    19
       14.4   Landlord Default: Tenant Remedies                                 20
15.    Miscellaneous                                                            21
       15.1   Estoppel Certificates                                             21
       15.2   Amendments and Waivers must be in Writing                         21
       15.3   Notices                                                           22
       15.4   Time of Essence                                                   22
       15.5   Relationship of Parties                                           22
       15.6   Captions                                                          22
       15.7   Severability                                                      22

       15.8   Governing Law and Venue                                           22
       15.9   Covenants Binding on Successors: No Third Party Beneficiaries     22
       15.10  Recording of Lease                                                22
       15.11  Default Rate of Interest                                          23
       15.12  Self-Help                                                         23
       15.13  No Merger                                                         23
       15.14  Counterparts                                                      23
       15.15  Accord and Satisfaction                                           23
       15.16  Reservation of Minerals                                           23
       15.17  Post-Filing Payment Obligations                                   24

                          LIST OF ANNEXES AND EXHIBITS


ANNEX A                - Definitions
ANNEX B                - Landlord's Representations and Warranties
ANNEX C                - Tenant's Representations and Warranties
ANNEX D                - Conditions Precedent
ANNEX E                - Base Rent
EXHIBIT A              - Legal Description of the Premises
EXHIBIT B              - Legal Description of the Other Lands
EXHIBIT B-1            - Depiction of Landlord Parcel Easement
EXHIBIT B-2            - Depiction of Temporary Construction Easement
EXHIBIT C              - Tenant's Work
EXHIBIT D              - Landlord's Work
EXHIBIT E              - Insurance
EXHIBIT F              - Notices

                                      LEASE



        THIS LEASE (as amended, restated, modified, and supplemented and in effect from time to time, this "Lease") is made as of the 10th day of December 1999, by and between FITZGERALDS LAS VEGAS, INC., a Nevada corporation ("Landlord"), and E.THREE CUSTOM ENERGY SOLUTIONS LLC, a Nevada limited liability company ("Tenant").

                                   WITNESSETH:

        WHEREAS, Landlord owns certain real estate located in downtown Las Vegas, Nevada 89101 at the northwest corner of Carson Street and 4th Street, a legal description of which is set forth on Exhibit A to this Lease, and which is hereinafter referred to as the "Premises";

        WHEREAS, Tenant desires to lease the Premises from Landlord, together with the Other Lands as described in Section 3.1 and Exhibit B attached hereto, for the purpose of Tenant developing, constructing, owning and operating a facility for producing and distributing chilled water to various customers in downtown Las Vegas the ("Facility"), and Landlord is agreeable to the same, on and subject to the terms and conditions of this Lease;

        WHEREAS, Landlord has acknowledged the possibility that it will file a Chapter 11 Petition during the Initial Lease Term;

        WHEREAS, Landlord and Tenant consider this Lease and the Chilled Water Service Agreement to be integral components of the overall contractual relationship between them, and neither Landlord nor Tenant would be willing to enter into this Lease without also entering into the Chilled Water Service Agreement and having both agreements assumed by Landlord under Section 365 (a) during the administration of its Reorganization Case; and

        WHEREAS, Landlord and Tenant are entering into this Agreement based on Landlord's agreement to assume the Chilled Water Agreement, as well as this Lease, in a timely manner under Section 365 (a) during the administration of its Reorganization Case;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Tenant and Landlord as follows:

                             ARTICLE 1 - DEFINITIONS

        Section 1.1 Definitions. Capitalized terms used in this Lease and not otherwise defined herein are used with the meanings given such terms in Annex A hereto, as it may be amended, restated, modified or supplemented and in effect from time to time.

                   ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

        Section 2.1 Representations and Warranties of Landlord. To induce Tenant to enter into this agreement, Landlord makes the representations and warranties set forth on Annex B attached hereto to Tenant as of the Effective Date and the Commencement Date.

        Section 2.2 Representations and Warranties of Tenant. To induce Landlord to enter into this Agreement, Tenant makes the representations and warranties set forth on Annex C attached hereto to Landlord as of the Effective Date and the Commencement Date.

                           ARTICLE 3 - GRANT AND TERM

        Section 3.1 Grant. For and in consideration of the rents herein specified and of the covenants and agreements herein contained on the part of Tenant to be performed:

                (a) Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises.

                (b) Landlord hereby grants to Tenant nonexclusive easements over, in and under the real property described on Exhibit "B" as Landlord Parcel ("Landlord Parcel") (i) for the purpose of providing access to Landlord's buildings, and (ii) to permit access for, and the construction, installation, maintenance, repair, security and replacement of, pipes, ducts, cables, conduit and other equipment and apparatus used or to be used by Tenant for the construction, operation and maintenance of the Facility and the Distribution System, and for installation of the Distribution System from the Facility to Fourth Street, which easements are depicted on Exhibit B-1.

                (c) Landlord hereby grants to Tenant and its successors and assigns an exclusive temporary easement in the real property in Clark County, Las Vegas, Nevada that is depicted on Exhibit B-2 ("Temporary Construction Easement"), for purposes of staging all construction activities related to the Facility and Distribution System. This easement shall terminate and expire upon completion of construction of the Facility and Distribution System.

        The easements granted in this Section 3.1, except with respect to the easement granted in Section 3.1 (c) shall continue so long as this Lease remains in effect and shall expire and be of no further force or effect upon the expiration or termination of this Lease. Each easement granted under this Lease shall exist by virtue of this Lease, without the necessity of or confirmation by any other document, and shall run with the Premises. Upon the expiration, termination (in whole or in part) or the release of any such easement in accordance with the provisions of this Lease, the same shall be deemed to have expired, or have been terminated or released without the necessity of confirmation by any other document.

        Section 3.2 Term. The terms and conditions of this Lease, other than the obligation of



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

Tenant to pay the Initial Base Rent, as defined below, shall be effective as of the date of this Lease ("Effective Date"); subject, however, to Tenant's right to terminate this Lease upon the failure of any condition precedent set forth in this Lease or in Annex D attached hereto. The initial term of this Lease shall be a period commencing on the date that all conditions set forth on Annex D, attached hereto, are fully satisfied or waived by Tenant or the date Tenant takes possession, whichever occurs first (the "Commencement Date") and, except as otherwise provided in this Lease to the contrary, ending on the date that is twenty (20) years following the Commencement Date (the "Initial Lease Term"), subject to Section 3.3. below. The parties hereto shall execute a written statement setting forth (i) that all conditions precedent are either waived or satisfied, (ii) the Commencement Date and (iii) the expiration date of the Term promptly after the same shall have been ascertained. The term of this Lease, as the same may be extended or renewed, is referred to herein as the "Lease Term".

        Section 3.3 Renewal Options.

        (a) Landlord hereby grants to Tenant two (2) successive five (5) year options to renew the term hereof (each a "Renewal Option") with respect to all (but not less than all) of the Premises demised under or pursuant to this Lease (the term of each Renewal Option is referred to as a "Renewal Term") commencing as of the expiration date of the Initial Lease Term or any Renewal Term then in effect, upon the following terms and conditions: (i) Tenant shall give Landlord written notice of Tenant's election to exercise the Renewal Option not later than six (6) months prior to the expiration date of the Initial Lease Term or any Renewal Term then in effect; and

                (ii) No Tenant Default exists and is continuing on the date Tenant exercises the Renewal Option or on the expiration date of the Initial Lease Term or such Renewal Term then in effect, and this Lease has not been terminated on the date on which Tenant exercises the Renewal Option or on the proposed commencement date of the Renewal Term.

        (b) If Tenant timely and properly exercises the Renewal Option:

                (i) The Base Rent payable monthly for the Renewal Term shall be determined in accordance with Annex F;

                (ii) Tenant shall have no further options to renew the Lease Term beyond the expiration date of the last Renewal Term which becomes effective hereunder;

                (iii) Tenant shall accept the Premises at the commencement of each Renewal Term in its "as is" condition, and Landlord shall not be obligated to perform any leasehold improvement work in the Premises or give Tenant any allowance for any such work or any other purposes during or for any Renewal Term; and



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

                (iv) Except for the rate of Base Rent and except as otherwise provided herein, all of the terms, provisions, representations and warranties of this Lease shall remain the same and in full force and effect during each Renewal Term.

        (c) If Tenant exercises a Renewal Option, then, upon either party's request Landlord and Tenant shall execute and deliver an amendment to this Lease or a memorandum in recordable form reflecting the lease of the Premises by Landlord to Tenant for the Renewal Term on the terms provided above, which amendment or memorandum shall be executed and delivered within thirty (30) days after Tenant exercises a Renewal Option.

        (d) Any unused Renewal Options shall automatically terminate and become null and void upon the expiration or termination of this Lease.

        (e) Notwithstanding the foregoing, if Tenant shall fail to give any such notice within the time limit set forth above, Tenant's right to exercise its options shall nevertheless continue until thirty (30) days after Landlord shall have given Tenant notice of Landlord's election to terminate such option, and Tenant may exercise such option at any time until the expiration of said thirty
(30) day period.

        It is the intention of the parties to avoid forfeiture of Tenant's rights to extend the Term under any of the options set forth in this Section 3.3 through inadvertent failure to give notice of exercise thereof within the time limits prescribed. Accordingly, if Tenant shall fail to give notice to Landlord of Tenant's election to extend the Lease Term for any of the aforesaid renewal periods and if Landlord shall fail to give notice to Tenant of Landlord's election to terminate Tenant's right to extend the Lease Term under the option applicable thereto, then and so often as such event shall occur, the Term shall be automatically extended from month to month upon all of the terms and conditions then in effect, subject to Tenant's right under such option to extend the Term for the remainder of the applicable Renewal Term covered thereby, and subject to Landlord's right to place the thirty (30) day limit on such option by a notice in the manner provided in this Section, and subject to adjustments in the initial Base Rent as more specifically set forth in Annex E.

        Section 3.4 Acceptance of Premises; Environmental Matters;
Environmental Indemnity. Upon expiration of the Inspection Period and satisfaction, in Tenant's sole and absolute discretion, of the conditions set forth on Annex D, Tenant accepts the Premises and agrees that, other than as set forth in this Lease, neither Landlord, nor any of Landlord's agents, has made any oral or written representations or warranties with respect to the Premises and Landlord has no obligation and has made no promises to remediate any environmental condition of the Premises, or any part thereof, or to alter, remodel, improve, repair or renovate the Premises or any part thereof, other than as set forth on Exhibit D hereto.

        Notwithstanding the foregoing, Landlord hereby agrees to indemnify, defend and hold Tenant harmless, from and against: (a) any Hazardous Material located on the Premises solely as a result of the acts or omissions of the Landlord at any time after the date hereof; or (b) any condition



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

of the Premises existing as of the date hereof, or which arises or occurs after the date hereof solely as a result of the acts or omissions of the Landlord, which violates any Hazardous Materials or Environmental Laws. Tenant hereby agrees to indemnify, defend and hold Landlord harmless, from and against: (a) any Hazardous Material located on the Premises as a result of the acts or omissions of Tenant at any time after the date hereof; or (b) any condition of the Premises which arises or occurs after the date hereof as a result of the acts or omissions of Tenant, which violates any Hazardous Materials or Environmental Laws. The provisions of this Section 3.4 shall survive the expiration or termination of this Lease.

        Notwithstanding the Effective Date of this Lease or Tenant's unwillingness to accept the Premises, Tenant shall not be liable or responsible for any clean-up, remediation, reporting, evaluation, costs or fees, of whatever nature, or any diminution in value of the Premises arising from or in connection with any known or unknown Hazardous Material or violation of Environmental Laws discovered or disturbed on, in, under or around the Premises during or as a result of Tenant's due diligence examination of the Premises during the Inspection Period and Landlord hereby agrees to indemnify, defend and hold Tenant harmless, from and against any such loss, cost, fees (including attorneys' fees and discovery costs), expense, liability, suit or proceeding arising from or in connection with any Hazardous Material or violation of Environmental Laws discovered or disturbed on, in, under or around the Premises during or as a result of Tenant's due diligence examination of the Premises. Tenant shall be entitled to approve or disapprove in good faith any legal counsel or experts used in connection with Landlord's defense of Tenant. In the event that Landlord and Tenant are unable to agree, in good faith, upon acceptable legal counsel, Tenant may, in its sole and absolute discretion, select its legal counsel the costs and fees for which legal counsel and defense shall be paid directly by Landlord. Any amounts advanced by Tenant and not reimbursed by Landlord within thirty (30) days following Landlord's receipt of written demand therefore shall accrue interest at the rate of twelve percent (12%) per annum until paid.

In case any action, suit or proceeding is brought against a party hereto by reason of any such occurrence, at the indemnified party's option, the indemnifying party shall, at the indemnifying party's sole cost and expense, by counsel selected by the indemnifying party (which counsel must be reasonably satisfactory to the indemnified party), defend such action, suit or proceeding, or cause the same to be defended.

        Section 3.5 Quiet Enjoyment. Landlord covenants that Tenant shall have quiet enjoyment of the Premises and further agrees that Landlord's activities shall not have an adverse effect on Tenant's activities. For the purposes of this paragraph, "adverse effect" means a materially detrimental effect on the ownership, construction, maintenance, repair, or operation of the Facility or the Distribution System.

                                ARTICLE 4 - RENT

               Section 4.1 Base Rent. Tenant covenants and agrees to pay the Landlord as rent for the Premises an initial Base Rent of One Hundred Thirty Nine Thousand and Ninety One Dollars ($139,091) per annum ("Initial Base Rent"), payable in advance in equal monthly



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

installments without any set-off or deduction, except as provided in this Lease. Rent for each subsequent Lease Year shall be increased from time to time in accordance with Annex E. Tenant's obligation to pay Rent shall commence on January 1, 2000 or the date that Tenant takes possession of the premises, whichever is later (the "Rent Commencement Date"). The parties hereto shall execute a written statement setting forth the Rent Commencement Date promptly after the same shall have been ascertained which statement may be combined with the statement identified in Section 3.2.

        Section 4.2 Rent Payments. Base Rent shall be payable to Landlord, at 301 Fremont Street, Las Vegas, Nevada 89101 or at such other place as Landlord may designate in writing to Tenant from time to time. All payments of Rent shall be made in lawful money of the United States. Tenant's obligation to pay Base Rent on or after the Rent Commencement Date shall, however, be subject to a right of setoff in favor of Tenant for amounts payable by Fitzgeralds Las Vegas, Inc., or its successor or assigns, to Tenant under any Chilled Water Service Agreement between such parties in effect from time to time; provided, however, that Tenant shall not offset any payment of Base Rent unless amounts payable under any such Chilled Water Service Agreement are at least thirty (30) days past due.

        Section 4.3 Net Lease. This Lease shall be a "net" lease and, commencing on the Commencement Date and until the expiration or termination of this Lease, Tenant shall be responsible for and pay all Impositions of any kind whatsoever relating to the Premises and the Facility and any alterations, improvements and additions thereto.

        Section 4.4 Rent. As used herein the term "Rent" shall mean the sum of the Base Rent and any other amounts (if any) which are due from Tenant to Landlord from time to time pursuant to the provisions of this Lease.

                      ARTICLE 5 - ENTRY, USE AND POSSESSION

        Section 5.1 Entry. As of the Effective Date, Landlord hereby grants to Tenant the right to enter upon the Premises and Other Lands in order to conduct such due diligence as is reasonably necessary with respect to the conditions set forth on Annex D and as of the Commencement Date, Landlord hereby grants to Tenant the right to enter upon the Premises and Other Lands to construct, operate and maintain the Facility and Distribution System. Tenant shall pay all costs and expenses of obtaining the reports and surveys identified on Annex D, which reports and surveys shall be and remain the property of Tenant. Upon Landlord's request, Tenant will provide Landlord with a copy of said reports and surveys. Prior to entry upon the Premises and Other Lands, Tenant shall provide to Landlord evidence of comprehensive general liability insurance in the amount set forth on Exhibit E. It is the intent of the parties that Tenant shall not have exclusive possession of the premises until the Commencement Date.


        Section 5.2 Use and Possession. Upon satisfaction or waiver by Tenant of the



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conditions set forth on Annex D and the taking of possession of the Premises by
Tenant, which shall be evidenced by execution and delivery of the statements described in Sections 3.2 and 4.1, Tenant shall with due diligence construct, operate and maintain the Facility on the Premises to provide chilled water to customers. The Facility shall be constructed within the boundary lines of the Premises. The Facility and the Distribution System may include fiber optic cable and conduit and related equipment installed by Tenant for use in connection with providing and monitoring the chilled water service or for providing other telecommunications services. Tenant understands that there are other telecommunications facilities in and around casino/hotel and Tenant agrees not to install or use any telecommunication equipment that interferes with the operation of existing equipment in Landlord's casino/hotel. Title to the Facility and to all of the personal property owned by Tenant and used in connection with the construction, operation and maintenance of the Facility and the Distribution System shall be in Tenant (as against Landlord and/or Landlord's lenders) at all times, except as otherwise provided elsewhere in this Lease.

        Section 5.3 Signage. Landlord and Tenant will both display signage on the exterior of the Facility. Tenant's signage will read "Nevada Power Services" and will include its red logo, and will be placed on both the south and east walls of the Facility. Tenant's signage must be of such size as to be easily readable from the adjacent streets. Tenant will work with Landlord so that Tenant's signage coordinates with and does not overpower Landlord's signage and Landlord's casino/hotel. Tenant shall be responsible for all costs of purchasing, installing and maintaining Tenant's signage. Landlord shall be responsible for all costs of purchasing, installing and maintaining the Landlord signage. Landlord signage shall not interfere with the operation or use of the Facility and shall not require any material modification to the Facility. Ownership and title to any Landlord signage shall remain with Landlord. Landlord shall pay to Tenant the cost of any utilities used in connection with Landlord's signage; provided, however, that in the event that Landlord fails or refuses to maintain the Landlord signage or pay for such utilities used in connection therewith, Tenant may cause such obligations to be performed or discharged and upon receipt of written demand from Tenant, Landlord shall reimburse Tenant for all reasonable costs in relation thereto. Landlord and Tenant shall agree on the amount per month that Landlord shall pay Tenant for utilities used in operating the signage. Tenant shall pay for the cost of purchasing, installing and maintaining its signage. If Tenant fails or refuses to maintain its signage, Landlord may cause such obligations to be performed or discharged and upon written demand from Tenant, Landlord shall reimburse Tenant for all reasonable costs in relation thereto.

        Section 5.4 Limitations on Use. Tenant shall not use the Premises for any purpose other than a Chilled Water Distribution Facility. Landlord hereby acknowledges and agrees, however, that Tenant may distribute and/or sell chilled water services from the Facility to locations outside of the Premises and to third Persons. Tenant shall not use or occupy the Premises, or permit the use or occupancy of the Premises, in any manner or for any purpose which would:

                (a) violate any law, statute, ordinance or other federal, state or local governmental rule, regulation or requirement ("Applicable Law") including, without limitation, those with respect to hazardous or toxic materials, or the provisions of any applicable governmental permit or document related to the Facility or the Premises;



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

                (b) violate any reasonable safety or security regulation or policy of Landlord, as Landlord may from time to time adopt; provided, however that in no event shall any such rule, regulation or policy substantially or materially interfere with or restrict the operation or maintenance of the Facility or require Tenant to expend any substantial funds to comply with any such rule, regulation or policy, except as otherwise agreed to, in writing, by Tenant;

                (c) in any way cause an adverse effect on any of Landlord's activities or Landlord's use of Landlord's property (provided that the handling of interruptions of chilled water service to Landlord shall be exclusively addressed in a Chilled Water Service Agreement between Landlord and Tenant); or

                (d) cause the cancellation, ineffectiveness or increased premium of any fire or other insurance maintained or required hereunder to be maintained by Tenant or Landlord.

        Section 5.5 Construction of Improvements; Alterations.

        (a) Tenant's Work. For purposes of this Article 5, the term "Tenant's Work" shall mean and refer to the design construction and installation of all aspects of the Facility and Distribution System as described in detail in Exhibit C hereto (such work being referred to herein as the "Tenant's Work"). Tenant shall be responsible for all cost associated with Tenant's work.

        (b) Landlord's Work. Any work to be performed by Landlord in connection with the construction and development of the Facility and Distribution System is described in detail in Exhibit D hereto (such work being referred to herein as the "Landlord's Work"). Tenant shall pay to Landlord or reimburse Landlord for the actual costs and fees incurred by Landlord in connection with Landlord obtaining the permits and approvals described on Exhibit D except Tenant shall have no obligation to pay or reimburse to Landlord any costs related to site improvements or changes required of Landlord by the City of Las Vegas that have been deferred from prior projects or that are required because of prior construction or commitments by the Landlord. Any amounts advanced by Landlord and not reimbursed by Tenant as provided herein shall accrue interest at the rate of twelve percent (12%) per annum until paid. Tenant agrees to pay or reimburse Landlord for said costs and fees upon receipt of Landlord's written demand therefore. Tenant shall not be required to pay for any costs or fees incurred by Landlord in connection with obtaining any permits or approvals for
(i) structural or cosmetic alteration to Landlord's hotel casino, other than such alterations with respect to the inter-connection of the Facility to Landlord's hotel casino, but exclusive of any work required to Landlord's facility to bring such facility into compliance with current building, health or safety codes or (ii) signage or any other lighting or decorative identifications or displays.

        To enhance the aesthetics of the Premises, Landlord may install landscaping in the areas surrounding the Facility ("Landlord Landscaping"). Landlord shall be responsible for all costs of



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purchasing, installing and maintaining such Landlord Landscaping; provided that upon completion of installation of the Landlord Landscaping, Tenant shall pay to Landlord $15,000 towards the purchase and installation of the Landlord Landscaping upon receipt of Landlord's invoice therefore. Landlord shall provide a suitable water line from the Facility to permit irrigation of the Landlord Landscaping. Landlord shall, at Landlord's sole cost and expense, maintain the Landlord Landscaping and pay to Tenant the cost of any utilities used in connection with Landlord's Landscaping; provided, however, that in the event that Landlord fails or refuses to maintain its landscaping or pay for utilities used in connection with Landlord's Landscaping, Tenant may cause such obligations to be performed or discharged and upon receipt of written demand from Tenant, Landlord shall reimburse Tenant for all costs in relation thereto. Any amounts advanced by Tenant and not reimbursed by Landlord as provided herein shall accrue interest at the rate of twelve percent (12%) per annum until paid. Landlord shall install, at Landlord's sole cost and expense, any necessary separate meters for any utilities used in connection with the Landlord Landscaping. Landlord shall coordinate its installation and maintenance program with Tenant; provided, however, that in no event and at no time may any Landlord Landscaping or Landlord's installation and maintenance program therefore interfere with or delay Tenant's construction schedule for the Facility or the operation of or access to the Facility.

        (c) Alterations. Tenant shall have the right to make additions, improvements and alterations to the Facility and Distribution System (collectively, "Alterations") from time to time during the Lease Term; provided, however, that prior to altering the exterior of the Facility or the footprint of the Facility, Tenant shall obtain the Landlord's prior written consent, which consent shall not be unreasonably withheld.

        (d) Mutual Cooperation. Landlord and Tenant, both acting reasonably, agree to cooperate with each other so that the Landlord's Work and Tenant's Work can be completed in a timely manner to permit completion of the Facility and commencement by Tenant of exporting of chilled water service there from by not later than June 26, 2000. Tenant shall prosecute construction of any improvements on the Premises with due diligence, subject, however, to unavoidable delays and/or Force Majeure Events.

        (e) All Improvements, Construction and Alterations. All improvements, construction and alteration shall be constructed in a good and workmanlike manner in accordance with all applicable rules, regulations and codes. Tenant shall provide Landlord with as-built construction documents for the Facility for safety purpose in the event of an emergency. Other than as necessary for safety purposes, Landlord agrees not to disclose such documents without the prior written consent of Tenant.

                 ARTICLE 6 - INSURANCE AND WAIVER OF SUBROGATION

        Section 6.1 Insurance. At all times from and after the date hereof, Tenant and Landlord shall each, at its sole expense, purchase and maintain in full force and effect, the insurance coverage set forth in Exhibit E hereto.



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        Section 6.2 Additional Requirements. All insurance required to be purchased by Tenant or Landlord pursuant to this Article 6 shall be placed with reputable companies licensed to do business in the State of Nevada and shall provide for deductibles reasonably acceptable to Landlord or Tenant, as applicable. Prior to the Commencement Date, each party shall deliver to the other certificates of insurance evidencing the insurance required hereby. All such insurance will require not less than thirty (30) days prior written notice to both parties in the event of modification or cancellation of coverage.


        Section 6.3 Waiver of Subrogation Rights; Default. Each party hereby releases and waives for itself and, to the extent legally possible for it to do so, without invalidating its insurance coverage, on behalf of its insurer, the other party hereto and its respective officers, directors, agents, members, partners, servants, and employees from liability for any loss or damage to any or all property located on the Other Lands or the Premises which loss or damage is of the type and within the limits covered by the "all-risk" property damage insurance and other property/casualty insurance which the parties have agreed to obtain and maintain in effect pursuant to Section 6.1, irrespective of any negligence on the part of the released party and its respective officers, directors, agents, partners, members, servants, or employees, which may have contributed to or cause such loss or damage. Each party covenants that it will, if available, obtain for the benefit of the other party and its officers, directors, agents, members, partners, servants, and employees, a waiver of any right of subrogation which the insurer of such party may acquire against such party by virtue of the payment of any such loss covered by property/casualty insurance. In the event a party is by law, statute or governmental regulation unable to obtain a waiver of the right of subrogation for the benefit of the other party (and its respective, officers, directors, agents, members, partners, servants, and employees) or its insurance carriers will not give such a waiver or its property/casualty insurance will be invalidated or terminated by the waiver and release set forth in the first sentence of this Section 6.3, then, during any period of time when such waiver is unobtainable, said party shall not have been deemed to have released any subrogated claim of its insurance carrier against such other party (or its respective officers, directors, agents, members, partners, servants, or employees), and during the same period of time, such other party shall not have been deemed to have released the party which has been unable to obtain such waiver (or such party's respective officers, directors, agents, members, partners, servants, or employees) from any claims it or its insurance carrier may assert which otherwise would have been released pursuant to this Section 6.3.

        Section 6.4 Failure of Tenant to Insure. If Tenant at any time fails to provide the insurance coverage required by Section 6.1, Landlord will be entitled, but not obligated, to purchase such coverage, after written notice of Landlord's intent, and to collect the cost of such coverage from Tenant as additional rent. Any amounts advanced by Landlord and not reimbursed by Tenant as provided herein shall accrue interest at the rate of twelve percent (12%) per annum until paid.

        Section 6.5 No Consequential Damages. Notwithstanding anything to the contrary in this Lease, in no event shall Landlord or Tenant be liable to the other for any lost business, loss of profits or other special and/or consequential damages, whether direct or indirect, in respect of which each hereby excuses the other and waives any and all such claims against the other, provided that



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

the foregoing is not intended to be a waiver of any rights or obligations of Tenant or Landlord under any Chilled Water Service Agreement or other agreement between Fitzgeralds Las Vegas, Inc. and Tenant.

         ARTICLE 7 - DAMAGE OR DESTRUCTION OF FACILITY AND CONDEMNATION

        Section 7.1 Damage or Destruction. If any building or improvement at any time on the Premises or Landlord Signage shall be damaged or destroyed by any cause whatsoever (other than the negligence or willful misconduct of the Landlord), during the first seventeen (17) years of this Lease, Tenant shall, with reasonable promptness repair and replace the same at its own expense, to at least the condition existing immediately prior to such damage or destruction, and shall do so, even though proceeds of any insurance policies covering the loss shall be insufficient to reimburse Tenant therefore; provided, however that if such proceeds of insurance are more than sufficient to pay the cost of any such rebuilding, Tenant shall be entitled to receive any surplus. Except for damage or destruction caused by the negligence or willful misconduct of Landlord, Tenant shall not be entitled to any abatement of Rent during any period of reconstruction nor shall Tenant's obligations under this Lease be terminated, notwithstanding any damage or destruction to said building or improvements.

        If during the last three (3) Lease Years of the Initial Term or any Renewal Term the Facility is damaged to the extent of fifty percent (50%) or more of the full restoration cost (exclusive of the land and foundations), then this Lease may be terminated at the election of either Landlord or Tenant, provided that notice of such election shall be delivered by the electing party to the other within thirty (30) days after the occurrence of such damage or destruction. Upon the exercise of such option to terminate by either party hereto, this Lease shall be deemed of no further force or effect, the parties shall be released from all further liabilities thereafter arising under this Lease, except as to indemnity, and any pre-existing unperformed obligations, and all Rent or other charges paid by Tenant for periods after the date of destruction shall be promptly refunded. Notwithstanding the foregoing, however, if at the time of such damage or destruction Tenant has the right to extend the Term as provided in Section 3.3 hereof, then Tenant may elect to exercise such right within twenty (20) days after receiving notice of Landlord's election to terminate pursuant to this Section 7.1, and in such case Landlord's notice of termination shall be void and Tenant shall diligently proceed to repair the Facility. Notwithstanding the termination of this Lease as provided in this paragraph, Tenant's obligation for unpaid Rent, Additional Rent or any other sums due under this Lease through the date of termination, restoration of the Premises and Landlord and Tenant's indemnification obligations shall survive such termination as provided in the Lease. Notwithstanding that Tenant's future obligation to pay Rent under the Lease may be terminated pursuant to this paragraph, to the extent that Tenant is entitled to any insurance proceeds related to the destruction of the Facility after the discharge and full payment of all of Tenant's creditors who have a security interest in the Facility, Distribution System, Chilled Water Agreements or any equipment within the Facility, Landlord shall be entitled to receive from the remaining insurance proceeds an amount equal to the Base Rent that would otherwise have been due under the Lease, exclusive of any adjustments, for the remainder of the Lease term then in effect.

        Section 7.2 Eminent Domain. If the whole of the Premises (or such part of the Premises that the balance of the Premises is no longer suitable for Tenant's permitted use) shall be taken by any public authority under the power of condemnation or eminent domain, the term of this Lease shall cease as of the date possession shall be taken by such public authority, except as to indemnity and any pre-existing unperformed obligations, and Tenant shall pay Rent, additional rent and any other sums due under this Lease up to that date with an appropriate refund by Landlord of such Rent as may have been paid in advance for any period subsequent to the date possession is taken. If less than all of the Premises shall be so taken (and the balance of the Premises is suitable for Tenant's permitted use), the term of this Lease shall continue, but the Premises shall be redefined to properly identify and delete that portion of the Premises that has been taken and Tenant shall pay Rent and any other sums due under this Lease up to the date of possession by a public authority with appropriate refund by Landlord of such prorated Rent as may have been paid in advance for any period subsequent to the date possession is taken. Thereafter the Base Rent shall be proportionately adjusted and Tenant shall promptly restore the remaining improvements on the Premises, exclusive of any Landlord Signage effected by such taking. Landlord and Tenant shall each be entitled to participate in the negotiations and settlement of any amounts or other compensation in connection with the condemnation or other taking of the Premises or any part thereof.

                             ARTICLE 8 - ASSIGNMENT

        Section 8.1 Assignment. Except for a "Permitted Transfer" (as such term is herein defined) which may be made at any time without Landlord's consent, but only after prior written notice to Landlord, Tenant shall not, either prior or subsequent to the commencement of the Initial Term or a Renewal Term, assign this Lease or any interest under this Lease without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed. For purposes of this Article 8, the term "Permitted Transfer" shall mean: 1) any transfer or assignment of Tenant's interest in this Lease made in connection with a transfer of Tenant's interest in the Facility in a transaction permitted by the terms of any Chilled Water Service Agreement between Tenant and Landlord, and their respective successors and assigns; 2) a transfer of Tenant's interest in the Lease and Facility to another entity that is directly or indirectly a wholly-owned subsidiary of Sierra Pacific Resources. In any event, no such assignment shall be valid unless there shall be delivered to Landlord in due form for recording, within ten (10) days after the date of the assignment (a) a duplicate original of the instrument of assignment, and (b) an instrument of assumption by the transferee of all of the Tenant's obligations under this Lease and under the Landlord's Chilled Water Agreement; and (c) Tenant or assignee shall within sixty (60) days prior to effective date of assignment provide evidence that the prospective assignee is a reputable party whose financial net worth, credit and financial responsibility is considering the responsibilities involved, reasonably satisfactory to Landlord.

        Landlord acknowledges and agrees that the transferee under any assignment or transfer to which Landlord has consented as aforesaid, as well as the transferee or assignee under any Permitted Transfer, shall be deemed to be the "Tenant" for purposes of this Lease and shall be afforded all of the rights, benefits and obligations of Tenant hereunder.

        Upon the effective date of any assignment or transfer of this Lease conforming to the terms hereof, but not otherwise, the assignor shall have no further liability under this Lease to Landlord except as to matters of liability which shall have accrued and are unsatisfied as of such date, it being intended that the covenants and obligations contained in this Lease on the part of Tenant shall be binding upon Tenant and its successors and assigns only during and in respect of their respective successive periods of tenancy, excepting any covenants relating to indemnification for Hazardous Materials on, in or under the Premises. Without limiting any of the foregoing, but in addition thereto, any assignment in contravention of the terms hereof is void, but this shall not impair any remedy of Landlord because of Tenant having engaged in an act prohibited by the terms hereof.

        Section 8.2 Subletting by Tenant. Tenant may sublet all but not less than all of said Premises provided that: 1) the potential subtenant assumes all of Tenant's obligations under this Lease and any Chilled Water Agreement between Tenant and Landlord; and 2) Tenant delivers to Landlord an executed counterpart of such sublease which shall be expressly conditioned upon and subject to Landlord's prior written consent and the terms hereof, together with full and complete current financial statements of the potential sublessee, not less than sixty (60) days prior to the effective date thereof. Landlord shall not unreasonably withhold its consent to a proposed sublease provided the prospective sublessee is a reputable party whose financial net worth, credit and financial responsibility is, considering the responsibilities involved, reasonably satisfactory to Landlord, and providing the sublessee uses the Premises and Facility for the sole purpose of operating a Chilled Water Facility. Any sublease in violation hereof shall be void, but without thereby impairing any remedy of Landlord because of Tenant having engaged in an act prohibited by the terms hereof. Additionally, Tenant will furnish to Landlord for Landlord's approval, the floor plan for all of the space proposed to be sublet by Tenant. And, the sublease shall contain a provision substantially to the effect that if there be any termination of the within Lease then the subtenant, at the request of Landlord, will attorn to Landlord, and the sublease shall continue in effect with Landlord.

        Landlord agrees to enter into Nondisturbance and Attornment Agreements with subtenants of Tenant if the sublease of such subtenant shall have been first approved in writing by Landlord. Without limiting that which would constitute reasonable grounds for Landlord's withholding of approval, it is agreed that it shall not be deemed unreasonable for Landlord to refuse to give such consent to any such sublease if the sublessee cannot demonstrate that it has the financial ability to perform under the terms of this Lease. In no circumstance shall Landlord be required to give its approval if such sublease
(i) calls for the granting of a concession in rent, or (ii) would impose upon the Landlord any obligation to make alterations to the Premises demised under the sublease or to pay the subtenant for alterations made by it.

        Section 8.3 Consent Not a Release. Neither a Permitted Transfer nor the consent by Landlord to any assignment or subletting shall be deemed to be a consent to or relieve Tenant from obtaining Landlord's consent to any subsequent assignment or subletting requiring consent under

Section 8.1 above.

        Section 8.4 Transfer by Landlord - Release From Liability. In the event Landlord shall sell or transfer the Premises or any part thereof, and as a part of such transaction shall assign its interest as Landlord in and to this Lease, and Landlord shall provide an instrument of assumption by the transferee of all the obligations of Landlord under this Lease. Then from and after the effective date of such sale, assignment, or transfer, Landlord shall have no further liability under this Lease to Tenant except as to matters of liability which shall have accrued and are unsatisfied as of such date, it being intended that the covenants and obligations contained in this Lease on the part of Landlord shall be binding upon Landlord and its successors and assigns only during and in respect of their respective successive periods of ownership of the fee, excepting any covenants relating to indemnification for Hazardous Materials on, in or under the Premises as set forth in this Lease, and the granting of those certain easements in, under and over the Landlord Parcel as described in this Lease. Tenant shall, immediately upon written request from any such assignee, execute and deliver to such assignee an instrument in proper form by which Tenant attorns to said assignee.



                       ARTICLE 9 - LIENS AND ENCUMBRANCES

        Section 9.1 Encumbering Landlord's Title. Tenant shall make all payments and take all actions at its own cost and expense as may be necessary to ensure that no lien, charge, or order for payment of money is registered against Landlord's interest in and to the Premises that results from any work, services or materials supplied to Tenant or the Facility or any act or omission of Tenant and that is not discharged or vacated (or with respect to which payment has not been secured by the placement of a bond in an amount, form and content reasonably acceptable to Landlord) within thirty (30) Business Days after Tenant receives notice of such registration. Tenant shall indemnify, defend and save harmless Landlord against any and all costs, liabilities, suits, penalties, claims and demands, including reasonable attorney's fees, arising there from. Any claim to, or lien upon, the Premises arising from the acts or omissions of Tenant shall accrue only against the leasehold estate of Tenant and the Tenant's interest in the Facility. If Tenant fails to cause such lien, charge or order to be discharged of record or bonded within ninety (90) Business Days after Tenant receives notice of such registration, then Landlord shall have the right to cause the same to be discharged. All amounts paid by Landlord to cause any such lien, charge or order to be discharged shall constitute additional Rent payable by Tenant to Landlord, or, at Landlord's option, may be recovered from Tenant in an appropriate proceeding.

        Section 9.2 Collateral Assignment and Liens. Landlord agrees that Tenant shall have the right to grant to a lender a security interest in Tenant's interest in this Lease for collateral purposes and to grant to such lender security interests in and liens on the personal property, fixtures, machinery and equipment of Tenant located on the Premises. Tenant covenants and agrees to promptly provide to Landlord a copy of any notice of default received by Tenant from Tenant's lender.

'
                              ARTICLE 10 - UTILITIES

        Section 10.1 Utilities; Services. Tenant shall purchase the water, gas and sewage services necessary for the operation of the Facility directly from the utility, authority or municipality providing such service, and shall pay for such services when such payments are due. Tenant covenants to pay all such charges for these utility services and any others required in the operation of its business on or before their due date.

                             ARTICLE 11 - INDEMNITY

        Section 11.1 General Indemnity. Subject to Section 11.2 below, each party hereto shall protect, indemnify and save the other party and its agents and employees harmless from and against all liabilities, obligations, claims, damages (other than lost business, lost profits and other special and/or consequential damages, whether direct or indirect, all claims for which are hereby irrevocably waived), penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) imposed upon or asserted against such other party by reason of any accident, physical injury to or death of persons or physical loss of or physical damage to property arising:

                (a) from the conduct of such party's business;

                (b) from any breach or default on the part of the indemnifying party in the performance of any covenant or agreement on the part of such party to be performed pursuant to the terms of this Lease;

                (c) from the indemnifying party's violation of any Federal, state or local law, regulation or action governing environmental or workman or Facility operations safety statutes applicable to the Facility or work being performed; or

                (d) due to any other legally actionable act or omission of the indemnifying party or its agents, contractors or employees.

In case any action, suit or proceeding is brought against a party hereto by reason of any such occurrence, at the indemnified party's option, the indemnifying party shall, at the indemnifying party's sole cost and expense, by counsel selected by the indemnifying party (which counsel must be reasonably satisfactory to the indemnified party), defend such action, suit or proceeding, or cause the same to be defended.

        Section 11.2 Limitation on Indemnity. The aforesaid indemnification shall not be applicable to any claim, demand, penalty, cause of action, fine, liability, settlement, damage, cost or other expense of any type whatsoever occasioned, arising and caused solely and directly as the result of the negligence or willful misconduct of a party claiming a right to be indemnified or its agents or employees.

        Section 11.3 Effect of Waiver. The indemnities of either party contained in this Lease shall not apply or pertain to liabilities, obligations, claims, damages, penalties, causes of action, costs or expenses to the extent such party has waived claims in respect thereto pursuant to Section 6.3 above.

        Section 11.4 Survival of Obligation. The duty to indemnify under this
Article 11 will continue in full force and effect notwithstanding the expiration or termination of this Lease, with respect to any loss, liability, damage or other expense based on factors and conditions which occurred prior to such termination.

                               ARTICLE 12 - TITLE

        Section 12.1 Title; Subordination. Landlord may mortgage or otherwise encumber the premises; however, Landlord agrees to promptly notify Tenant in writing of any mortgage, trust deed, or ground lease encumbering the Premises, other than the mortgages in effect as of the date hereof (copies of which Landlord has provided to Tenant). If at any time the Premises shall become subject to any mortgage, trust deed or ground lease, other than the mortgages in effect on the date hereof, Landlord shall deliver to Tenant a recordable non-disturbance agreement (pursuant to which, among other things, the Lease, and Tenant's right of possession of the Premises on the terms and conditions set forth in the Lease, would be honored by any lender, ground lessor or person or entity claiming by, through or under such lender or ground lessor, in the event a foreclosure or deed-in-lieu of foreclosure occurred or a ground lease was terminated and no Tenant Default then existed) satisfactory in form and substance to Tenant acting in a commercially reasonable manner (herein called a "Non-Disturbance Agreement") signed by such lender or ground lessor, as the case may be. In the event Landlord should request an extension of time to procure a non-disturbance agreement, said request shall be granted provided Landlord demonstrates it has made a request for the non-disturbance agreement within the initial 30 day period.

        With respect to the existing mortgages identified on Annex B Section
(e), Landlord shall obtain Non-Disturbance Agreements, in a form reasonably acceptable to Tenant, from the mortgagees thereunder prior to the Commencement Date, which obligation is a condition precedent as set forth on Annex D.

        Without limiting the foregoing, if the mortgagee or trustee in any first mortgage or first trust deed hereafter made desires this Lease to be subject and subordinate to its mortgage or trust deed, then all or a portion of the rights and interests of Tenant under this Lease (other than rights in respect of any Taking) shall be subject and subordinate to such mortgage or trust deed and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof, if and only if such mortgagee or trust deed holder or such ground lessor, as the case may be, has delivers to Tenant a Non-Disturbance Agreement signed by such lender or ground lessor, as the case may be. Any mortgagee or trustee in any mortgage or trust deed hereafter made may elect that, instead of making this Lease subject and subordinate to its mortgage or trust deed, the rights and interest of Tenant under this Lease shall have priority over the lien of its mortgage or trust deed. Tenant agrees that in the event that any trustee or mortgagee or ground lessor elects to make this Lease subordinate to its mortgage, trust deed or ground lease, and Tenant receives from such lender or ground lessor a signed Non-Disturbance Agreement in a form reasonably acceptable to Tenant, Tenant shall, upon the request thereof, attorn to any such trustee or mortgagee who becomes owner of the Premises through foreclosure or deed in lieu of foreclosure or to any other purchaser of the Premises at a foreclosure sale or to such ground lessor, as the case may be.



                      ARTICLE 13 - SURRENDER AND HOLDOVER.

        Section 13.1 Surrender and Removal of Improvements. No later than the 180th day following the date on which this Lease expires or is terminated in accordance with the terms hereof, but subject to extension upon the occurrence of a Force Majeure Event or delays caused by Landlord, Tenant shall surrender the Premises to Landlord, free and clear of any liens or encumbrances arising out of the use and operation of the Facility by Tenant. Additionally, Tenant shall have removed from the Premises any and all machinery, equipment and personal property and other improvements at Tenant's expense and shall have restored the Premises to a level, graded condition acceptable to Landlord and otherwise as reasonably practicable restore the Premises to its original condition. Tenant's interest in any improvements remaining on the Premises after the 180th day following expiration or earlier termination of this Lease shall be vacated and surrendered by Tenant to Landlord, without the payment of any consideration, unless otherwise agreed to, in writing, by the parties, and shall automatically become the property of Landlord. Landlord may but shall not be obligated to remove and/or store any of Tenant's property or improvements left on the Premises after expiration of the 180 day period. Should Landlord elect to remove and/or store Tenant's remaining property, upon written demand by Landlord, Tenant shall pay to Landlord all reasonable costs incurred by Landlord in connection with the storage or removal of any machinery, equipment and personal property and other improvements which Tenant has not removed. Any sums not paid when due shall accrue interest at the rate of twelve percent (12%) per annum until paid.

        Upon the expiration of the Lease Term or sooner termination of this Lease, Tenant shall execute, acknowledge and deliver to Landlord a proper instrument in recordable form, releasing and quitclaiming to Landlord all right, title and interest of Tenant in and to the Premises, other lands and easements granted herein by Landlord to Tenant.

        Section 13.2 Holding Over. Except for the 180 day period referred to in
Section 13.1 above or such shorter period as Tenant requires in order to remove the Facility under Section 13.1 (and it is agreed that Tenant shall pay Landlord Rent and Impositions at the rate(s) in effect during such 180 days or shorter holdover period, payable monthly in advance), Tenant shall have no right to occupy the Premises or any portion thereof after the expiration of the Term or after termination of this Lease or of Tenant's right to possession. In the event Tenant holds over, Landlord may exercise any and all remedies available to it at law or in equity to recover possession of the Premises and for any damages resulting from such holdover.



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

                              ARTICLE 14 - DEFAULTS

        Section 14.1 Tenant Default. Tenant agrees that any one or more of the following events shall be considered a "Tenant Default" as said term is used herein:

                (a) Tenant shall fail to pay any Rent or other charge owing by Tenant pursuant to the terms of this Lease, and such failure shall continue for fifteen (15) days after notice thereof in writing to
        Tenant:

                (b) Tenant shall fail to keep, observe or perform any of the other covenants or agreements herein contained to be kept, observed and performed by Tenant, and such failure shall continue for thirty (30) days (or such shorter period as is specifically referred to in this Lease for any particular breach) after notice thereof in writing to Tenant; provided, however, in the event that such failure cannot reasonably be cured within the aforesaid thirty (30) day period (or shorter period, if applicable), and Tenant shall within said period commence to cure said default and diligently thereafter prosecutes to correction said failure, the period for completion shall be extended for so long as is reasonably required to cure said default; or

                (c) The estate or interest of Tenant in the Premises is levied upon or attached in any proceeding and such process is not stayed, vacated or discharged within ninety (90) days after such levy or attachment.

                (d) Abandonment or surrender of the Premises or of the leasehold estate.

                (e) The appointment of a receiver to take possession of Tenant's interest in the Premises, Tenant's improvements on the Premises, Tenant's interest in the leasehold estate, or of Tenant's operations on the Premises for any reason, including but not limited to assignment for benefit of creditors or voluntary or involuntary bankruptcy proceedings, but not including receivership (i) pursuant to any mortgage permitted by provisions of this Lease relating to purchase or construction of improvements, or (ii) instituted by Landlord, the event of default being not the appointment of a receiver at Landlord's instance but the event justifying the receivership, if any.

                (f) An assignment by Tenant for the benefit of creditors or the filing of a voluntary or involuntary petition by or against Tenant under any law for the purpose of adjudicating Tenant bankrupt; or for extending time for payment, adjustment or satisfaction of Tenant's liability; or for reorganization, dissolution, or arrangement on account of or to prevent bankruptcy or insolvency; unless the assignment or proceeding, and all consequent orders, adjudications, custodies and supervisions are dismissed, vacated or otherwise permanently stayed or terminated within thirty (30) days after the assignment, filing, or other initial event.

                Section 14.2 Landlord Remedies. In the event of any such Tenant Default,



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

Landlord may, at any time thereafter, with or without notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default or breach, do any number or all of the following:

        (a) Terminate Tenant's right to possession of the Leased Premises, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Leased Premises to Landlord. In such event, Landlord shall be entitled to immediately recover from Tenant the following: all damages incurred by Landlord by reason of Tenant's default, including, but not limited to, the cost of recovering possession of the Leased Premises; expenses of reletting, reasonable attorneys' fees and any real estate commission actually paid; and the worth at the time of the amount by which the unpaid rent for the balance of the term after the breach exceeds the amount of such rental loss for the same period that Tenant proves could be reasonably avoided. All sums due Landlord pursuant to this paragraph 14.2 (a) shall bear interest at the annual rate of twelve percent (12%) from the date the same becomes due and payable hereunder, and in the event such sum is an expenditure of money by Landlord, then from the date such expenditure is made by Landlord. Landlord shall have an affirmative duty to mitigate.

        (b) Terminate Tenant's possession, but not terminate this Lease, in which event Landlord may lease the Leased Premises for the account of Tenant, and Tenant shall pay any deficiency in rent, and all other charges incurred by Landlord attributable to the breach and reletting. Landlord shall not be deemed to be unreasonable in its mitigation efforts if it refuses to let the Leased Premises to a person or entity which does not meet the criteria set forth in paragraphs 5.1 and 14.2, above.

        (c) Maintain Tenant's right to possession in which case this Lease shall continue in effect, whether or not Tenant shall have abandoned the Leased Premises. In such event, Landlord shall be entitled to enforce all of Landlord's rights and remedies under this Lease, including the right to recover the rent and all other sums as they become due hereunder.

        (d) Terminate this Lease.

        Subject to the foregoing, Landlord shall have such rights and remedies for Tenant defaults as provided elsewhere in this Lease and at law and in equity, and all remedies shall be cumulative such that Landlord's exercise or failure to exercise any remedy shall not limit or prevent Landlord from exercising any other remedy available to Landlord. Notwithstanding the foregoing, Tenant may offset against any damages owed by Tenant to Landlord any amounts due or damages awarded or incurred pursuant to that certain Chilled Water Services Agreement between Landlord and Tenant, provided, however, that Tenant shall not offset any payment of Base Rent unless amounts payable under the Chilled Water Services Agreement are at least thirty (30) days past due.

        Section 14.3 Performance by Tenant's Tender. Tenant may make a mortgage or mortgages of its interest in this Lease and Tenant may grant security interests in the Facility, Distribution System and equipment and improvements on the Premises. If Tenant shall have made any such mortgage or security interest, (the holder of such mortgage and/or security interest being herein referred to as "Leasehold Mortgagee" and such mortgage being herein sometimes referred to as "Leasehold Mortgage") and if the Leasehold Mortgagee(s) shall have given to Landlord a notice ("Leasehold Mortgagee's Notice") specifying the name and address of the Leasehold Mortgagee, Landlord shall give to the Leasehold Mortgagee a copy of each notice of a default by Tenant at the same time as and whenever any such notice of a default shall thereafter be given by Landlord to Tenant, addressed to such Leasehold Mortgagee at the address last furnished to the Landlord. Failure to give simultaneous notice of such Leasehold Mortgagee shall not impair any notice properly given to Tenant and shall not enlarge Tenant's cure period. Such Leasehold Mortgagee shall thereupon have an additional period of thirty (30) days, after service of such notice upon it for remedying the default or causing the same to be remedied, than is given Tenant after service of such notice upon Tenant. Such Leasehold Mortgagee, in case Tenant shall be in default, shall, within the additional period, and otherwise as herein provided, have the right to remedy such default or cause the same to be remedied. No default by Tenant shall be deemed to exist, so long as the Leasehold Mortgagee shall have notified Landlord within the period of time allowed for Tenant to cure that the Leasehold Mortgagee intends to cure on behalf of the Tenant within the additional 30 day cure period. From and after receiving the Leasehold Mortgagee's Notice, Landlord and Tenant will not cancel, surrender, modify, or amend this Lease in any respect without the prior written consent of the Leasehold Mortgagee.

        If a Leasehold Mortgagee shall acquire Tenant's interest in the Lease as a result of a sale under such Leasehold Mortgage pursuant to a power of sale contained herein, pursuant to a judgment or foreclosure or through any transfer in lieu of foreclosure, such Leasehold Mortgagee shall have the privilege of transferring its interest in this Lease to a nominee or a wholly owned subsidiary corporation with the prior consent of Landlord (which consent shall not be unreasonably withheld) and provided, that there shall be delivered to Landlord in due form for recording, within ten days after the date of such transfer (a) a duplicate original or the instrument of assignment, and (b) an instrument of assumption by the transferee of all of the Tenant's obligations under this Lease, and said Leasehold Mortgagee shall be relieved of any further liability under this Lease from and after the effective date of such transfer, except as to matters of liability which shall have accrued and are unsatisfied as of such date. Any purchaser at a foreclosure sale, other than a Leasehold Mortgagee, must assume this Lease and it shall have no right in respect to the Premises unless it so assumes and delivers a duplicate original of the assumption agreement (to be executed in form for recording) within ten (10) days after such purchaser acquired title to the Tenant's interest in this Lease. Under no circumstances may the purchaser or new tenant be in the lodging or gaming industry.

        Section 14.4 Landlord Default; Tenant Remedies. In the event Landlord shall fail to keep, observe or perform any of its covenants or agreements contained in this Lease and such failure shall continue for thirty (30) days after written notice from Tenant to Landlord, then Tenant shall have the right to exercise all remedies available to Tenant at law and in equity; provided, however, in the event that such failure cannot reasonably be cured within the aforesaid thirty (30) day period (or shorter period, if applicable), and Landlord shall within said period commence to cure said default and diligently thereafter prosecutes to correction said failure, the period for completion shall be extended for so long as is reasonably required to cure said default. Tenant shall also have such other rights and remedies for a breach by Landlord of its obligations under this Lease as are set forth herein or are available under Applicable Law, and all remedies shall be cumulative such that Tenant's exercise or failure to exercise of any remedy shall not limit or prevent Tenant from exercising any other remedy available to Tenant.

                           ARTICLE 15 - MISCELLANEOUS

        Section 15.1 Estoppel Certificates.

        (a) Tenant shall, at any time and from time to time upon not less than thirty (30) days' prior written request from Landlord, execute, acknowledge and deliver to Landlord, in form reasonably satisfactory to Landlord, a written statement certifying (if true) that Tenant has accepted the Premises, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modification), that, to the best of Tenant's knowledge, Landlord is not in default hereunder (or if there is a default, stating the nature of said default), the date to which the rental and other charges have been paid, and such other accurate certifications as may reasonably be required by Landlord or Landlord's mortgagee or any transferee or proposed transferee of the Premises. Any statement delivered by Tenant pursuant to this Section 15.1 may be relied upon by Landlord and Landlord's lenders and prospective lenders.

        (b) Landlord shall, at any time and from time to time upon not less than thirty (30) days' prior written request from Tenant, execute, acknowledge and deliver to Tenant, in form reasonably satisfactory to Tenant, a written statement certifying (if true) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that, to the best of Landlord's knowledge, no Tenant Default then exists (or if there is a Tenant Default, stating the nature thereof), the date to which the rental and other charges have been paid and such other accurate certifications as may reasonably be required by Tenant or by such other person or entity, as the case may be. Furthermore, Landlord shall execute and deliver a nondisturbance agreement in a form reasonably requested by Tenant, which shall state that upon foreclosure or other enforcement of rights of a lender's interest in the Premises, so long as there is no uncured default under this Lease, Landlord shall recognize as its tenant such lender, its successor or assigns, or other purchaser through lender's exercise of power of sale, foreclosure or other proceeding (whether be deed in lieu of foreclosure or any other method) and such tenant shall peaceably and quietly have, hold and enjoy the Premises and the appurtenant rights related thereto for the full term of this Lease, as this Lease may be extended or earlier terminated in accordance with the provisions of this Lease, subject to the terms, covenants, conditions, provisions and agreement of the Lease; provided, however, that any such purchaser or new tenant is not engaged in the lodging or gaming industry. Any statement delivered by Landlord pursuant to this
Section 15.1 may be relied upon by Tenant and Tenant's lenders and prospective lenders.

        Section 15.2 Amendments and Waivers Must Be In Writing. This Lease contains the entire agreement between the parties. None of the covenants, terms or conditions of this Lease, to be kept and performed by either party, shall in any manner be altered, waived, modified, changed or abandoned except by a written instrument, duly signed by both parties and delivered.

        Section 15.3 Notices. All notices and other communications under this Lease shall be given in accordance with Exhibit F hereto.

        Section 15.4 Time of Essence. Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

        Section 15.5 Relationship of Parties. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership, or of joint venture, between Landlord and Tenant, it being understood and agreed that no provision in this Lease or any acts of the parties hereto shall be deemed to create any relationship other than the relationship of landlord and tenant.

        Section 15.6 Captions. The captions of this Lease are for convenience only and are not to be construed as part of this Lease and shall not be construed as defining or limiting in any way the scope or intent of the provisions hereof.

        Section 15.7 Severability. If any term or provision of this Lease shall to any extent be held invalid or unenforceable, or shall be in conflict with the requirements of any law, such term or provision shall be deemed to be inapplicable and the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

        Section 15.8 Governing Law and Venue. This Lease shall be construed and enforced in accordance with the law of the State of Nevada. Venue for any action, suit or proceeding arising from or related to this Lease shall be exclusively in Clark County, Nevada. Landlord and Tenant expressly waive, to the extent permitted by applicable law, the right to trial by jury in any such action, suit or proceeding.

        Section 15.9 Covenants Binding on Successors; No Third Party Beneficiaries. All of the covenants, agreements, conditions and undertakings contained in this Lease shall extend and inure to and be binding upon the successors and permitted assigns of the respective parties hereto, the same as if they were in every case specifically named, and wherever in this Lease reference is made to either of the parties hereto, it shall be held to include and apply to, wherever applicable, the successors and permitted assigns of such party. Nothing herein contained shall be construed to grant or confer upon any person or persons, firm, corporation or governmental authority, other than the parties hereto and their successors and permitted assigns, any right, claim or privilege by virtue of any covenant, agreement, condition or undertaking in this Lease contained.

        Section 15.10 Recording of Lease. A short form notice or memorandum of this Lease and the easements created hereby (but not the Lease itself) may be recorded against the Premises by either party hereto, provided that the form thereof has received the prior approval of Landlord and

Tenant, which approval shall not be unreasonably delayed or withheld.

        Section 15.11 Default Rate of Interest. Any amount owing by either party under this Lease that is not paid on or before the 30th day after the due date of such amount shall bear interest at a rate equal to one and one-half percent (1.50%) per month, or the maximum legal rate, whichever is greater, from such date through and including the date of payment thereof (calculated using actual days elapsed and a year of 365 or 366 days, as applicable).

        Section 15.12 Self-Help. Landlord may, but shall not be obligated to, perform any duty or obligation of the Tenant under this Lease if and to the extent Tenant fails to perform such duty or obligation and such failure continues for thirty (30) days after written notice thereof. If Landlord so elects to cure or attempt to cure such failure of the Tenant, then all reasonable costs and expenses incurred by Landlord in curing or attempting to cure such failure, including without limitation reasonable attorneys' fees and court costs shall be repaid by the Tenant within fifteen (15) Business Days after a written request therefore (together with an invoice and reasonable backup therefore). The rights and remedies provided for in this Section 15.13 are non-exclusive, and nothing herein shall prevent Landlord from exercising any other right or remedy available to it under this Lease or at law or in equity (subject to the limitations set forth in this Lease).

        Section 15.13 No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in the Premises or any part thereof by reason of the fact that the same person may own or acquire or hold, directly or indirectly (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in any such leasehold estate and (b) the fee estate in the Premises or any part thereof or any interest in such fee estate and no such merger shall occur unless and until Landlord, Tenant, each holder of a mortgage on the fee estate in the Premises and each holder of a mortgage on the leasehold estate created by this Lease shall join in a written instrument effecting such merger.

        Section 15.14 Counterparts. This Lease may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

        Section 15.15 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount then the Rent, additional rent or other sums due hereunder shall be deemed to be other than on account of the Rent, additional rent or other sums due hereunder nor shall any endorsement or statement on any check or any letter accompanying any check or statement be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of the Rent, additional rent or other sums due hereunder or pursue any other remedy provided for in this Lease.

        Section 15.16 Reservation of Minerals. There is reserved to Landlord the title and exclusive right to all the minerals and minerals of every kind and character now known to exist or hereafter discovered upon, within or underlying said Premises, or that may be produced therefrom, including, without limiting the generality of the foregoing, all petroleum, oil, natural gas and other hydrocarbon substances and products derived therefrom and all geothermal steam or brines which may be produced or derived therefrom, together with the exclusive and perpetual right thereto, without, however, the right to use or penetrate the surface of, or to enter upon said Premises within five hundred (500) feet of the surface thereof, to extricate or remove the same.

        Section 15.17 Post-Filing Payment Obligations. Any payment obligations which Landlord incurs under this Lease during the pendency of its Reorganization Case shall be deemed administrative expenses under Section 503(b)(1) in such Reorganization Case.

        IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the day and year first above written.


FITZGERALDS LAS VEGAS, INC.             E.THREE CUSTOM ENERGY SOLUTIONS, LLC


By: /s/ WILLIAM J. NOONAN               By: /s/ JEFFREY C. KLEIN
   -------------------------               ---------------------------------
Name:  WILLIAM J. NOONAN                Name:  JEFFREY C. KLEIN
     -----------------------                 -------------------------------
Title: V.P. / G.M.                      Title:  Member Board of Managers
      ----------------------                  ------------------------------

                                     ANNEX A

                                   DEFINITIONS

      The following terms shall have the meanings specified or referred to herein:

      "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

      "Applicable Laws" has the meaning set forth in Section 5.3.

      "Alterations" has the meaning set forth in Section 5.2.

      "Bankruptcy Code" means Title 11 of the United States Code.

      "Base Rent" has the meaning set forth in Section 4.1.

      "Business Day" means a weekday which is not a statutory legal holiday in the City of Las Vegas, Nevada.

      "Chapter 11" means Chapter 11 of the Bankruptcy Code.

      "Chilled Water Service Agreement" means a written agreement between Landlord and Tenant under which Tenant agrees to provided chilled water service to Landlord for use off the Premises and Landlord agrees to compensate Tenant for such service, as such agreement may be amended, restated, modified or supplemented and in effect from time to time.

      "Commencement Date" has the meaning set forth in Section 3.2.

      "Distribution System" means the wiring, conduit, electrical equipment, pumps, piping, meters, sensors and other equipment used to distribute chilled water from the Facility to customers located in the downtown Las Vegas area.

      "Effective Date" shall mean the date upon which this Lease is (i) signed by both parties hereto and a fully executed copy is delivered to and received by both parties hereto.

      "Environmental Laws" means all present and future laws (whether common law, statute, rule, regulation or otherwise), permits, and other requirements of governmental authorities relating to the environment or to any Hazardous Material or Hazardous Material Activity, including, without limitation, Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. sections 9601 et seq.); the Hazardous Materials Transportation Act; Nevada Hazardous Materials Statute (NRS Chapter 459); the Resource Conservation and Recovery Act (42 U.S.C. sections 6901 et seq.); the Toxic Substance Control Act; the Clean Air Act; Safe Drinking Water Act, the Federal Water Pollution Control Act; the Hazardous Substance

Control Act; the Hazardous Substance Act; the Occupational Health and Safety Act; any so-called "Super-Fund" or "Super-Lien" law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as of now or at any time hereafter in effect.

      "Facility" has the meaning set forth in the Recitals to this Agreement.

      "Force Majeure Event" means acts of God, war, civil commotion, embargoes, strikes, epidemic, fires, cyclones, droughts, floods, emergencies, provided that a Force Majeure Event shall not include events caused by the gross negligence or willful misconduct of the party claiming the Force Majeure Event.

      "Hazardous Materials" means for purposes of this Lease shall be interpreted broadly to include, but not be limited to, any material or substance that is defined or classified under federal, state, or local laws as (a) a "hazardous substance" pursuant to section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601(14), section 311 of the Federal Water Pollution Control Act, 33 U.S.C. section 1321, as now or hereafter amended; (b) a "hazardous waste" pursuant to section 1004 or section 3001 of the Resource Conservation and Recovery Act, 42 U.S.C. sections 6903, 6921, as now or hereafter amended; (c) a toxic pollutant under section 307(a)(1) of the Federal Water Pollution Control Act, 33 U.S.C. section 1317(a)(1); (d) a "hazardous air pollutant" under section 112 of the Clean Air Act, 42 U.S.C. section 7412, as now or hereafter amended; (e) a "hazardous material" under the Hazardous Materials Transportation Uniform Safety Act of 1990, 49 U.S.C. App. section 1802(4), as now or hereafter amended; (f) toxic or hazardous pursuant to regulations promulgated now or hereafter under the aforementioned laws; or (g) presenting a risk to human health or the environment under other applicable federal, state or local laws, ordinances, or regulations, as now or as may be passed or promulgated in the future. "Hazardous Materials" shall also mean any substance that after release into the environment and upon exposure, ingestion, inhalation, or assimilation, either directly from the environment or directly by ingestion through food chains, will or may reasonably be anticipated to cause death, disease, behavior-abnormalities, cancer, or genetic abnormalities. Toxic or hazardous materials specifically includes, but is not limited to, asbestos, polychlorinated biphenyls ("PCBs"), petroleum and petroleum-based derivatives, and urea formaldehyde.

      "Hazardous Material Activity" means any actual, proposed or threatened storage, holding, existence, release, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Material from, under, into or on the premises or surrounding property after the date hereof, including, without limitation, any "Release" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. sections 9601 et seq.).

      "Impositions" means all taxes, levies and assessments; use and occupancy taxes; water and water assessments, fees and use charges; charges for public utilities; excises; levies; license and permit fees; transit taxes; real estate taxes; intangible and other personal property taxes; business and occupation taxes; occupational license taxes, and all other governmental impositions and charges of every kind and nature whatsoever, whether the same are extaordinary or ordinary, general or special, or unforeseen or foreseen, which at any time from and after the date hereof shall be or become due and payable, but shall not include any general income taxes or franchise fees assessed against Landlord or the amount of any taxes, assessments or levies based upon or related to the interconnection of the Facility to Landlord's contiguous facilities.

     "Inflation Index" means the U.S. City Average Consumer Price Index, all items other than food and energy, not seasonably adjusted, as it appears in the "News" as published monthly by the United States Department of Labor, Bureau of Labor Statistics; provided, however, that if said Consumer Price Index shall cease to exist or is changed, then the term "Consumer Price Index" shall mean such other or similar index or formula as Tenant and Landlord shall agree upon to measure change in the purchasing power of the U.S. dollar.

     "Initial Lease Term" has the meaning set forth in Section 3.2.

     "Landlord" means the Person identified as the "Landlord" in the first paragraph of this Agreement, and the successors and permitted assigns of such Person.

     "Landlord's Work" has the meaning set forth in Section 5.4(b).

     "Lease" means this Lease, as it may be amended, restated, modified or supplemented and in effect from time to time.

     "Lease Term" has the meaning set forth in Section 3.2.

     "Lease Year" means a one year period of time beginning on the Commencement Date or any anniversary thereof and ending one year later.

     "Non-Disturbance Agreement" has the meaning set forth in Section 12.1.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or governmental authority or regulatory body.

     "Premises" has the meaning set forth in the Recitals to this Agreement.

     "Renewal Option" has the meaning set forth in Section 3.3(a).

     "Renewal Term" has the meaning set forth in Section 3.3(a).

     "Rent" has the meaning set forth in Section 4.4.

      "Reorganization Case" means a case commenced under Chapter 11 by the filing of a Chapter 11 Petition.

      "Section 365(a)" means Section 365(a) of the Bankruptcy Code.

      "Section 503(b)(1) means Section 503(b)(1) of the Bankruptcy Code.

      "Tenant" means the Person identified as the "Tenant" in the first paragraph of this Agreement, and the successors and permitted assigns of such Person.

      "Tenant Default" has the meaning set forth in Section 14.1.

      "Tenant's Work" has the meaning set forth in Section 5.4(a).

                                     ANNEX B

                    LANDLORD'S REPRESENTATIONS AND WARRANTIES

      (a) Landlord is a corporation duly organized and existing in good standing under the laws of the State of Nevada, with all requisite corporate power and authority to enter into and perform this Lease and to carry out its obligations hereunder;

      (b) Landlord's execution, delivery and performance of this Lease have been duly authorized by all requisite corporate action on its part, and this Lease has been duly executed and delivered by Landlord and constitutes Landlord's legal, valid and binding obligation;

      (c) Landlord's execution, delivery and performance of this Lease will not result in a breach or violation of, or constitute a default under, any agreement, lease, or instrument to which it is a party or by which it or its properties may be bound or affected;

      (d) No suit, action or arbitration, or legal, administrative or other proceeding is pending or has been threatened against Landlord seeking to prevent or enjoin Landlord from executing and delivering this Lease or carrying out its obligations hereunder or that which could adversely affect the validity or enforceability of this Lease or the ability of Landlord to fulfill its commitments hereunder, or which could result in any material adverse change in the business or financial condition of Landlord;

      (e) Landlord is the owner in fee simple estate of the Premises, free and clear of any liens, security interests, mortgages, deeds of trust or other encumbrances, other than a first mortgage lien securing approximately $15,000,000 of indebtedness and a second mortgage lien securing approximately $205,000,000 of indebtedness of Landlord's parent, Fitzgeralds Gaming Corporation, guaranteed by Landlord, and the leasehold granted hereby is not subject to any conflicting interest in or claim to the Premises in favor of anyone other than the interest secured by such first and second mortgage liens;

      (f) To the best of Landlord's knowledge, no Hazardous Materials exist on, in or under the Premises and the Premises is in compliance with Environmental Laws applicable to the Premises.

      (g) There are no leasing or rental agreements in effect demising the Premises, other than the Lease, and there are no executory contracts, options or agreements in existence which relate to the purchase of all or any portion of the Premises or any interest therein;

      (h) Landlord has no knowledge of any outstanding violations of any applicable pollution, zoning, Environmental Protection Agency, health, safety, OSHA, fire, environmental, sewerage and building codes, statutes, ordinances and regulations pertaining to the Premises or Landlord's facility;

      (i) Landlord has no knowledge of any delinquent special taxes or assessments against the Premises, or any portion thereof;

      (j) Landlord has no knowledge of any increase in the real estate tax assessment of the Premises or any portion thereof.

      (k) Landlord has no knowledge that during Landlord's ownership of the Premises (i) "Hazardous Materials" (as hereinafter defined) have been located on the Premises or have been released into the environment, or discharged, placed or disposed of at, on or under the Premises; (ii) underground storage tanks have been located on the Premises; (iii) the Premises have ever been used as a dump for waste material; (iv) any portion of the Premises is located in an area that has been designated a wetlands or other environmental protection area; and (v) the Premise and its prior uses have not complied with and at all times have complied with, any applicable governmental law, regulation or requirement relating to environmental and occupational health and safety matters and Hazardous Materials; and

                                     ANNEX C

                     TENANT'S REPRESENTATIONS AND WARRANTIES

      (a) Tenant is a limited liability company duly organized and existing in good standing under the laws of the State of Nevada, with all requisite limited liability company power and authority to enter into and perform this Lease and to carry out its obligations hereunder;

      (b) Tenant's execution, delivery and performance of this Lease have been duly authorized by all requisite limited liability company action on its part, and this Lease has been duly executed and delivered by Tenant and constitutes Tenant's legal, valid and binding obligation;

      (c) Tenant's execution, delivery and performance of this Lease will not result in a breach or violation of, or constitute a default under Tenant's organizational documents, any law, regulation, writ or injunction, any agreement, lease, or instrument to which it is a party or by which it or its properties may be bound or affected;

      (d) No suit, action or arbitration, or legal, administrative or other proceeding is pending or has been threatened against Tenant seeking to prevent or enjoin Tenant from executing and delivering this Lease or carrying out its obligations hereunder or that which could adversely affect the validity or enforceability of this Lease or the ability of Tenant to fulfill its commitments hereunder, or which could result in any material adverse change in the business or financial condition of Tenant; and

      (e) As of the date of this Lease, Tenant is an indirect wholly-owned subsidiary of Sierra Pacific Resources, a Nevada corporation.

      (f) Neither the construction nor the operation of the Facility will generate or cause the release of Hazardous Materials on, in or under the Premises.

      (g) The Facility will be constructed and operated in compliance with all applicable laws including Environmental Laws.

                                     ANNEX D

                              CONDITIONS PRECEDENT

As further conditions to Tenant taking possession of the Premises:

            (a) Tenant must have obtained a copy of a current title insurance commitment for the issuance of a leasehold title policy, issued by a title insurance company approved by Tenant, insuring Tenant's leasehold interest in the amount of twelve million Dollars ($12,000,000) under this Lease showing only the Permitted Exceptions and Nondisturbance Agreements from the holder of any mortgage to which this Lease is subordinate, which title insurance commitment must be obtained on or before the Commencement Date.

            (b) Tenant shall have thirty (30) days from the Effective Date (said thirty (30) day period being herein referred to as the "Inspection Period") to satisfy or waive all contingencies in subsections (i) through
      (vii) and (c) - (f) below. In the event Tenant determines, in Tenant's sole and absolute discretion, that any of the forgoing conditions are not satisfactory or Tenant determines for any other reason that it does not desire to lease the Premises, Tenant shall notify Landlord within such thirty (30) day period that Tenant is terminating this Lease, whereupon this Lease shall terminate and be of no further force and effect and neither party hereto shall have any further liability to the other, except for the indemnification obligation of Landlord set forth in the third paragraph of Section 3.4 of the Lease. Failure of Tenant to so notify Landlord within the ninety (90) days specified herein of Tenant's desire to terminate this Lease or waive the following conditions shall be deemed a waiver of such conditions and the parties will remain bound by the terms of this Lease:

                  (i) Tenant obtaining, at Tenant's sole cost and expense, survey, surveyors, report, surveyor's certificate and any other appraisals, inspections, or tests desired by Tenant to determine whether the Premises is usable by Tenant for the purpose of constructing and operating a chilled water facility. Upon Landlord's request, Tenant will provide Landlord with a true and correct copy of any surveys, reports, inspections, or tests performed pursuant to this subsection (b).

                  (ii) Tenant's satisfaction that the Premises is suitable for the construction and operation of the Facility and Distribution System as determined by Tenant in Tenant's sole and absolute discretion, including, but not limited to, obtaining necessary governmental permits, licenses and consents with respect to the Distribution System.

                  (iii) Tenant's receipt of satisfactory evidence of the absence of any toxic or Hazardous Materials in, on or under the Premises or having adversely affected the soil conditions.

                  (iv) Tenant's receipt of satisfactory evidence that soil conditions are such to be able to support the improvements planned by Tenant.

                  (v) Landlord and Tenant shall have entered into a Chilled Water Services Agreement mutually acceptable to Landlord and Tenant;

                  (vi) Tenant shall have entered into contracts with others for the provision of chilled water services in service capacities equal to at least two thousand tons.

                  (vii) Tenant shall be satisfied, in Tenant's sole and absolute discretion, that the services to be provided by the Facility do not require the issuance of a certificate of public convenience or necessity from the Public Utilities Commission of Nevada or are otherwise regulated by any governmental agency.

            (c) Landlord has delivered to Tenant all existing topographical (including a topographical survey), engineering, environmental and other studies with regard to the Premises in Landlord's possession.

            (d) Landlord shall have applied for and obtained from state, county and/or city authorities all requisite permits, approvals and variances to permit Tenant's modifications to Landlord's adjacent hotel and casino necessary for the connection of the Facility and the Distribution System thereto.

            (e) Landlord shall have applied for and obtained from state, county and/or city authorities either an alley vacation (so that the Facility and/or the relevant portion of the Distribution System can be connected to Landlord's hotel casino underground through the alley) or an air-rights easement or variance (so that the Facility and the relevant portion of the Distribution System can be connected to the Landlord's hotel casino via piping at the second story level or above over the alley.

            (f) Landlord shall have delivered to Tenant fully executed Nondisturbance and Attornment Agreements, in recordable form, in substantially the form approved by Tenant, from all mortgagees or beneficiaries under deeds of trust encumbering the Premises.

                                     ANNEX E

                                    BASE RENT

Base Rent will be $139,091 for the Lease Year commencing January 1, 2000 and ending December 31, 2000 (the "Initial Base Rent"), payable in advance in equal monthly installments of $11,590.92 each.

Base Rent for each subsequent Lease Year, including a Lease year during a Renewal Term, will be equal to the product of (A) the Initial Base Rent, multiplied by (B) the percentage increase, if any, in the "Inflation Index" for the period from December 31, 1999 through the most recent December 31st. For each determination of the Inflation Index, the most recently published Inflation Index figures as of December 31(st) of the Lease Year most recently ended shall be used.

Once the amount of Base Rent for any Lease Year after 2000 is determined, the monthly payments thereof shall each be in an amount equal to one-twelfth (1/12) of the Base Rent for such Lease Year.

                                    EXHIBIT A

                        LEGAL DESCRIPTION OF THE PREMISES

A PARCEL OF LAND, BEING A PORTION OF THE SOUTHWEST QUARTER (SW 1/4) OF THE NORTHEAST QUARTER (NE 1/4) OF SECTION 34, TOWNSHIP 20 SOUTH, RANGE 61 EAST, M.D.M., CLARK COUNTY, NEVADA, BEING A PORTION OF LOTS 23 THROUGH 28 INCLUSIVE IN BLOCK 30 OF CLARK'S LAS VEGAS TOWNSITE AS SHOWN ON PLAT BOOK 1 PAGE 37 OF CLARK COUNTY RECORDS, MORE PARTICULARLY DESCRIBED AS FOLLOWS:


COMMENCING AT THE INTERSECTION POINT OF THE CENTERLINE OF FOURTH STREET WITH THE CENTERLINE OF CARSON STREET; THENCE ALONG THE CENTERLINE OF CARSON STREET NORTH 62 degrees 04'42" WEST 116.93 FEET; THENCE DEPARTING SAID CENTERLINE OF CARSON STREET NORTH 27 degrees 55'18" EAST 40.00 FEET TO A POINT ON THE NORTH RIGHT OF WAY LINE OF CARSON STREET, SAME POINT BEING THE POINT OF BEGINNING; THENCE ALONG SAID NORTH RIGHT OF WAY LINE NORTH 62 degrees 04'42" WEST 63.09 FEET; THENCE DEPARTING SAID NORTH RIGHT OF WAY NORTH 27 degrees 54'35" EAST 125.67 FEET; THENCE SOUTH 62 degrees 04'42" EAST 63.09 FEET; THENCE SOUTH 27 degrees 55'18" WEST 125.67 FEET TO THE POINT OF BEGINNING.

SAID PARCEL CONTAINS 7,928 SQUARE FEET (0.18 ACRES), MORE OR LESS.


The premises are shown on the attached Survey dated November 12, 1999.



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                                       35a
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                                    EXHIBIT B

                      LEGAL DESCRIPTION OF THE OTHER LANDS

Landlord grants to Tenant the Distribution System Easement, Air Rights Easement and Temporary Construction Easement as more particularly described below over, in and under the Landlord Parcel as shown on the attached Exhibits B-1 and B-2.


Distribution System Easement to Fourth Street: (see Exhibit B-1)

An non-exclusive easement for the purpose of installing, repairing and maintaining chilled water distribution pipes for the supply and return of chilled water to and from the Facility. The approximate location of the easement shall be agreed upon as necessary from time to time in order to serve other customers and the exact location shall be where such pipes are finally placed within the Landlord Parcel. The easement shall contain two pipes each approximately twelve inches in diameter installed at a depth of approximately four feet. The width of the easement shall be approximately eight feet wide and shall begin at the northeast portion of the Facility and shall run in an easterly direction toward Fourth Street. The easement shall include a nonexclusive easement and the right of ingress and egress over the Landlord Parcel to install, maintain and repair the pipes.


Air Right Easement Connecting Facility to Landlord's Casino/Hotel: (see Exhibit B-1)

An exclusive easement for the installation, repair and maintenance of chilled water pipes from the northwest part of the Facility above the alley as depicted on Exhibit B-1 at approximately 20 feet in height above the ground in a westerly direction and connecting the Facility to the Landlord's existing hotel casino facility at the location depicted on Exhibit B-1.


Temporary Construction Easement (see Exhibit B-2)

For purposes of staging all construction activities related to the Facility and Distribution System, Landlord grants to Tenant an exclusive easement over and on the portion of the parking lot depicted on Exhibit B-2 beginning at least 20' from what is known as the Thompson Building to the edge of the lot abutting the sidewalk on Fourth and Carson Streets.



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                                   EXHIBIT B-1

                      DEPICTION OF LANDLORD PARCEL EASEMENT





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                                   EXHIBIT B-2

                  DEPICTION OF TEMPORARY CONSTRUCTION EASEMENT





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                                    EXHIBIT C

                                 TENANT'S WORK

PROJECT DESCRIPTION:

Tenant shall design, construct, operate and maintain The City Centre Chiller Plant which will be housed in a new building to be constructed within the boundaries of the Premises (except for the Distribution System). The Central Plant building, which will house the energy plant, is located on Fourth Street and Carson Street and is approximately 13,000 sq. ft. in size. In general, the building will be constructed as a structural steel building with slab on deck construction with an EIFS exterior (plaster / stucco veneer) and will be approximately 60 feet above grade to the parapet. The first floor will house on the Carson Street end the electrical rooms including the back-up generator and the North end of the building will house the control room. In between these, the new entrance and valet drive through will be located. On the second floor of the building, the chilled water plant including the plate and frame exchangers and pumps will be located. The roof of the building will house the cooling towers.

The cooling plant is made up of electric driven water cooled chillers initially totaling 3,600 nominal-tons, servicing approximately 2,200 tons connected customer loads, primary and secondary pumps, VFDs, and a plate and frame Heat exchanger. The primary piping headers have been sized for 5,000 nominal-tons with future connections for 2 additional chillers.

The primary purpose of this building is to serve chilled water for cooling to Downtown Las Vegas properties including gaming, commercial and governmental customers.

Tenant shall pay the cost of the permits and approvals as described in paragraph 1 of Exhibit D.

Tenant, at its expense, shall provide engineering documents and the cost of actual construction for the curb cuts off of 4th Street and Carson Street; it shall also provide the design and engineering plans for the landscaping and irrigation.



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                                    EXHIBIT D

                                 LANDLORD'S WORK

1. Apply for and obtain from county and/or city authorities all requisite permits and approvals, including variances to any set-back requirements, to permit construction of the Facility abutting against Landlord's existing facilities as described in Section 3.1, and to connect the Distribution System to Landlord's hotel casino.

2. Apply for and obtain from county and/or city authorities either an alley vacation (so that the Facility can be connected to Landlord's hotel casino underground through the alley) or an air-rights easement or variance (so that the Facility and the relevant portion of the Distribution System can be connected to the Landlord's hotel casino via piping at the second story level or above over the alley.

3. Provide to Tenant within five (5) days after Tenant's request, Landlord's signage requirements and install Landlord Signage in coordination with Tenant's construction schedule.

4. Provide to Tenant within five (5) days after Tenant's request, Landlord's landscaping and irrigation scope of work. Tenant will prepare engineering documents for the work described in this paragraph per Exhibit C. Landlord will install Landlord's landscaping and irrigation in coordination with Tenant's construction schedule.

5. Provide Tenant within five (5) days after Tenant's request, Landlord's concept of revised vehicular entrance off of 4th Street and vehicular control on the Lots 23-27 from which the Tenant will provide engineering/construction documents as mandated by the City in regards to those curb cuts and related sidewalks on 4th and Carson Streets required to obtain building permits and ultimately construct the prescribed work. The Landlord will provide engineering for the remainder of the work to be performed on the remainder of Lots 23-27. The cost of the actual construction will be allocated between Tenant and Landlord as described elsewhere in this document.

6. Perform all changes, improvements or relocations required by the City of Las Vegas as a condition to issuing the Permit to construct, but which is required because of prior construction or commitments.

7. Install the landscaping that is designed by Tenant (which design must be approved by Landlord) and provide the irrigation from its facilities



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                                    EXHIBIT E

                                    INSURANCE

1.    Tenant will maintain:

      (i) Workers' compensation insurance, with limits of liability at least equal to the statutory requirements therefore;

      (ii)  Employer's liability insurance of not less than $1,000,000;

      (iii) Comprehensive general liability insurance against liability for injury to or death of any person or damage to property in connection with the use, operation or condition of the Facility of not less that $2,000,000 combined single limit per occurrence and annual aggregate;

      (iv) "All-risk" property insurance covering the Facility to the extent of the full replacement cost thereof and, during construction of the Facility, "all-risk builder's risk" insurance covering the Facility to the extent of the full replacement thereof;

      (v) During any and all periods of construction of the Facility, Tenant shall cause its general contractors (including all contractors who contract directly with Tenant) to obtain (i) commercial general liability insurance with a minimum limit of liability of $5,000,000 combined single limit for bodily injury, personal injury and property damage and include the Customer as an additional insured and (ii) workers' compensation insurance, with limits of liability at least equal to the statutory requirements therefore and employer's liability insurance of not less than $1,000,000; and

      (vi)  Excess liability umbrella coverage of at least $50,000,000.


2.    The Landlord shall maintain:

      (i) Workers' compensation insurance, with limits of liability at least equal to the statutory requirements therefore;

      (ii)  Employer's liability insurance of not less than $1,000,000;

      (iii) Comprehensive general liability (including public liability and property damage,) Insurance coverage covering occurrences, accidents and incidents on the Landlord's property that (1) occur from and after the date hereof (regardless of when the claim is filed) and
            (2) result of bodily injury, personal injury or death to any person or



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            entity and/or damage or destruction of property. Said insurance shall have a combined single limit of liability per occurrence of not less than $1,000,000 on a primary basis and not less than $50,000,000 on an excess/umbrella basis, or such greater amounts as are typical for similar casino-hotel projects in Las Vegas, Nevada; and

      (iv) "All-risk" property insurance covering the Premises and improvements thereon to the extent of the full replacement cost thereof.

Each party hereto agrees that the insurance described above to be provided by the other party may be provided by and through blanket coverages which may be provided in whole or in part through a policy or policies covering other liabilities and locations of the party obligated to provide such insurance and its affiliates.

3. Tenant may, at its option, elect to insure of self-insure Tenant insurance. Landlord may also, at its option, elect to insure or self-insure all or portions of Landlord insurance.

      If self-insured, Tenant and/or Landlord, as the case may be shall submit to the other within (10) days after the execution of this Agreement and annually thereafter during the term of this Agreement a certificate of compliance confirming that it has fulfilled its self-insurance requirements.

      In addition, any contractor or subcontractor hired by Tenant will during the term of this Agreement maintain and keep in force general public liability insurance against claims for personal injury, death or property damage occurring in or on the Premises with combined policy limits of at least Two Million Dollars ($2,000,000).

4. At the conclusion of each three (3) year period during the terms of this Agreement, the amount of the general liability insurance required under clauses (a)(ii) and (b)(i) above shall be reviewed and increased, if agreed upon by the parties hereto, by a mutually agreed upon amount.

5. If either party at any time fails to provide the insurance coverage required under clauses (a) or (b), the other party upon written notice shall be entitled to purchase such coverage and charges the failing party for the reasonable costs of such coverage and all other reasonable costs incurred in connection with obtaining the same.



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                                    EXHIBIT F

                                     NOTICES

All notices and communications under this Agreement shall be in writing and shall be (a) delivered in person, or (b) mailed, postage prepaid, either by registered or certified mail, or (c) sent by reputable overnight express carrier, or (d) sent by facsimile, addressed or to the facsimile number, in each case, as follows:

      if to Tenant:         e.three Custom Energy Solutions, LLC
                            5450 W. Sahara Avenue, Suite 200
                            Las Vegas, Nevada 89146

                            Attention: Executive Director of Operations

      With copy to:         Sierra Pacific Energy Company
                            5450 W. Sahara Avenue, Suite 200
                            Las Vegas, Nevada
                            Attn: General Counsel

and

      if to the Landlord:   Fitzgeralds Las Vegas, Inc.
                            301 Fremont Street
                            Las Vegas, Nevada 89101
                            Attention: General Manager
                            Tel: (702) 388-2106
                            Fax: (702)388-0327

      With copy to:         Fitzgeralds Las Vegas, Inc.
                            301 Fremont Street
                            Las Vegas, Nevada 89101
                            Attention: General Counsel

or to such other address or facsimile number as either party may hereafter designate to the other by such notice.

All notices sent pursuant to this Agreement shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next Business Day immediately following the day timely sent for overnight delivery, (iii) if sent by registered or certified mail, then on the earlier of the third Business Day following the day sent or when actually received, or (iv) by facsimile transmission as long as such transmission and confirmation copy of such transmission is sent the same day by any of the methods described in (i), (ii) or (iii) above.



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